UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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    SandRidge Energy, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 15, 2017

To the Stockholders of SandRidge Energy, Inc.:

The 2017 Annual Meeting of Stockholders (“Annual Meeting”) of SandRidge Energy, Inc., a Delaware corporation (the “Company” or “SandRidge”), will be held in the SandRidge Auditorium at our corporate offices located at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, on June 15, 2017, at 9:00 a.m., central time. At the Annual Meeting, stockholders will be asked to:

(1) Elect five directors to serve on our Board of Directors until the Company’s annual meeting in 2018;

(2) Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

(3) Approve, in a non-binding vote, the compensation provided to the Company’s named executive officers;

(4) Recommend, in a non-binding vote, whether a non-binding stockholder vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years; and

(5) Transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The meeting may be adjourned from time to time. At any reconvened meeting, action with respect to the matters specified in this notice may be taken without further notice to stockholders, unless required by applicable law or the Bylaws of the Company.

Stockholders of record of shares of our common stock at the close of business on April 20, 2017 are entitled to notice of, and to vote at, the Annual Meeting. A list of such stockholders will be available at the meeting and at the Company’s corporate office, 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, for the ten days prior to the meeting.

All stockholders are cordially invited to attend the meeting in person. Your vote is very important. Therefore, whether or not you expect to attend the meeting, please vote as described on pages 1 through 4 of the Proxy Statement. Voting in any of the ways described will not prevent you from attending the Annual Meeting.

By Order of the Board of Directors,

Philip T. Warman, Corporate Secretary

Oklahoma City, Oklahoma

April 28, 2017

Please sign, date and promptly return the enclosed proxy card in the envelope provided, or grant a proxy and give voting instructions by telephone or the Internet, so that you may be represented at the meeting. Instructions are on your proxy card or on the voting instruction card provided by your broker.

Brokers cannot vote for Proposal Nos. 1, 3, or 4 without your instructions.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 15, 2017:

This Proxy Statement, along with our Annual Report to Stockholders for the fiscal year ended December 31, 2016 are available free of charge at https://www.proxyvote.com. Directions for attending the Annual Meeting in person are available on our website at http://www.sandridgeenergy.com under

“Contact Us.”

TABLE OF CONTENTS	i
SOLICITATION AND REVOCABILITY OF PROXIES	1
ABOUT THE ANNUAL MEETING	1
CORPORATE GOVERNANCE MATTERS	4
INTRODUCTION: CONFIRMATION OF BOARD AS PART OF CHAPTER 11 PROCEEDINGS	4
BOARD COMPOSITION AND DIRECTOR NOMINATION	5
DIRECTOR BIOGRAPHICAL INFORMATION	6
PROPOSAL NO. 1 ELECTION OF DIRECTORS	8
LEADERSHIP STRUCTURE	8
RISK OVERSIGHT	9
DIRECTOR INDEPENDENCE	9
DIRECTOR ATTENDANCE AT MEETINGS OF THE BOARD OF DIRECTORS AND STOCKHOLDER MEETINGS	9
COMMITTEES OF THE BOARD OF DIRECTORS	10
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	11
CORPORATE GOVERNANCE GUIDELINES AND COMMUNICATIONS WITH DIRECTORS	11
DIRECTOR COMPENSATION	12
INDEMNIFICATION	14
RELATED PARTY TRANSACTIONS	14
AUDIT MATTERS	15
REPORT OF THE AUDIT COMMITTEE	15
PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	16
EXECUTIVE OFFICERS	18
EXECUTIVE OFFICERS	18
EXECUTIVE COMPENSATION	20
COMPENSATION DISCUSSION AND ANALYSIS	20
SUMMARY COMPENSATION	33
GRANTS OF PLAN-BASED AWARDS	35
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	36
OPTION EXERCISES AND STOCK VESTED	36
NONQUALIFIED DEFERRED COMPENSATION	37
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	38
PROPOSAL NO. 3 APPROVAL, IN A NON-BINDING VOTE, OF THE COMPENSATION PROVIDED TO THE COMPANY’S NAMED EXECUTIVE OFFICERS	41
PROPOSAL NO. 4 RECOMMEND, IN A NON-BINDING VOTE, WHETHER A NON-BINDING STOCKHOLDER VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SHOULD OCCUR EVERY ONE, TWO OR THREE YEARS	41
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	42
GENERAL INFORMATION	44
STOCKHOLDER PROPOSALS AND NOMINATIONS	44
OTHER MATTERS	44
ANNUAL REPORTS	44
ANNEX	A-1
NON-GAAP FINANCIAL MEASURES	A-1

i

SANDRIDGE ENERGY, INC.

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

(405) 429-5500

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXIES

The enclosed proxy is solicited by the Board of Directors of SandRidge Energy, Inc. for use at the 2017 Annual Meeting of Stockholders (“Annual Meeting”) to be held in the SandRidge Auditorium at our corporate offices located at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, on June 15, 2017, at 9:00 a.m., central time or at any adjournment thereof. In this Proxy Statement, unless the context requires otherwise, when we refer to “we,” “us,” “our,” “SandRidge” or the “Company,” we are describing SandRidge Energy, Inc., a Delaware corporation, and when we refer to the “Board” or the “Board of Directors,” we are describing the Company’s Board of Directors. We refer to holders of common stock as of the record date as “stockholders.” Proxies are solicited to give all stockholders an opportunity to vote on matters properly presented at the Annual Meeting.

Our Annual Report to Stockholders for the year ended December 31, 2016, including audited financial statements, accompanies this Proxy Statement. The Annual Report to Stockholders is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials used for the solicitation of proxies. This Proxy Statement along with the Annual Report to Stockholders is first being mailed to stockholders on or about April 28, 2017.

ABOUT THE ANNUAL MEETING

What is the purpose of the meeting?

At our Annual Meeting, stockholders will be asked to act upon the matters outlined in the Notice of Annual Meeting of Stockholders provided with this Proxy Statement, including to elect five directors; ratify PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm; approve in a non-binding vote, compensation provided to the Company’s named executive officers (“Advisory Vote on Compensation”); recommend, in a non-binding vote, whether a non-binding stockholder vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years (“Advisory Vote on Frequency”) and transact such other business as may property come before the Annual Meeting or any adjournments thereof.

Who is entitled to vote at the meeting?

Only stockholders of record as of 5:00 p.m., central time, on April 20, 2017 are entitled to receive notice of, and to vote at, the Annual Meeting. On April 20, 2017, there were 35,854,684 shares of our common stock issued, outstanding and entitled to vote at the meeting. Each outstanding share of common stock is entitled to one vote, including unvested shares of restricted stock issued to our directors and employees.

How do I vote my shares?

The process for voting your shares depends on how your shares are held. Generally, you may hold shares in your name as a “record holder” or in “street name” through a nominee, such as a broker or bank. You can vote either in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting. To vote by proxy, you must either:

•	Sign and date the enclosed proxy card, and return it in the enclosed postage-paid envelope;

•	Vote by telephone by placing a toll-free call from the U.S. or Canada to 1-800-690-6903 as described in the enclosed proxy card; or

•	Vote over the Internet at https://www.proxyvote.com as described in the enclosed proxy card.

Please note that telephone and Internet voting will close at 11:59 p.m., eastern time, on June 14, 2017.

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the meeting. Please note that you may vote by proxy prior to June 15, 2017 and still attend the Annual Meeting. Even if you currently plan to attend the Annual Meeting in person, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If your shares are held in the name of a broker, bank or other nominee (as is the case when you hold shares in a brokerage account), you should receive separate instructions from the record holder of your shares describing how to vote. If your shares are held in the name of a broker, bank or other nominee and you want to vote in person, you will need to obtain and bring with you to the Annual Meeting a legal proxy from the record holder of your shares as of the close of business on April 20, 2017 indicating that you were a beneficial owner of shares as of the close of business on such date and further indicating the number of shares that you beneficially owned at that time.

How are my votes counted?

In all proposals other than the Advisory Vote on Frequency, you may vote “FOR,” “AGAINST” or “ABSTAIN.” In the Advisory Vote on Frequency, you may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN.” With the exception of the election of a director and the Advisory Vote on Frequency, an abstention will have the same effect as a vote “AGAINST” that proposal.

What is a quorum?

A quorum is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock as of the record date. There must be a quorum for the meeting to be held. If you submit a valid proxy card, vote by the Internet or phone, or attend the meeting and vote in person, your shares will be counted as present to determine whether there is a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum.

What are broker non-votes?

A broker non-vote occurs when the broker is unable to vote on a proposal because the proposal is not routine and the beneficial owner has not provided any voting instructions to the broker on that matter. New York Stock Exchange (“NYSE”) rules determine whether proposals are routine or not routine. If a proposal is routine, a broker holding shares for an owner in street name may vote for the proposal without voting instructions. If a proposal is not routine, the broker may vote on the proposal only if the owner has provided voting instructions. If a broker does not receive voting instructions for a non-routine proposal, the broker will return a proxy card without a vote on that proposal, which is usually referred to as a “broker non-vote.” The ratification of PwC’s appointment is a routine item, but all other proposals at the Annual Meeting are not considered routine under applicable NYSE rules. Accordingly, broker non-votes on these non-routine matters will be counted for purposes of establishing a quorum, but will not be counted as having been entitled to vote or as a vote cast.

Can I revoke my proxy?

Yes, you can revoke your proxy if you are a record holder by: (a) filing written notice of revocation with our Corporate Secretary prior to the Annual Meeting; (b) signing a proxy card bearing a later date than the proxy being revoked and submitting it to our Corporate Secretary prior to the Annual Meeting; (c) voting again by phone or over the Internet; or (d) voting in person at the Annual Meeting.

If your shares are held in street name through a broker, bank, or other nominee, you must contact the record holder of your shares to determine how to revoke your proxy.

What vote is required to approve the election of directors?

A majority of the votes cast at the Annual Meeting must be cast “FOR” the election of a director nominee in order for such director to be elected to our Board of Directors. In the election of directors, you may either vote “FOR” a nominee, “AGAINST” a nominee or “ABSTAIN” from voting. You may not cumulate your votes in the election of directors. If you “ABSTAIN” from voting with respect to one or more director nominees, your vote will have no effect on the election of such nominees.

What vote is required to approve the ratification of the appointment of PwC as our independent registered public accounting firm?

A majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal must vote “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm in order for such ratification to be approved at the Annual Meeting. In voting on the proposal, you may vote “FOR” or “AGAINST” the ratification or “ABSTAIN” from voting. If you “ABSTAIN” from voting on the proposal, your vote will have the same effect as a vote “AGAINST” the proposal.

What vote is required to approve the Advisory Vote on Compensation?

A majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal must vote “FOR” the proposal in order for it to be approved at the Annual Meeting. In voting on the Advisory Vote on Compensation, you may vote “FOR” or “AGAINST” the compensation provided to the Company’s named executive officers or “ABSTAIN” from voting. If you “ABSTAIN” from voting, your vote will have the same effect as a vote “AGAINST” the proposal.

What vote is required to recommend the Advisory Vote on Frequency?

In voting on the Advisory Vote on Frequency, you may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN.” The choice receiving the greatest number of votes will be considered the frequency recommended by stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Is the Advisory Vote on Compensation and the Advisory Vote on Frequency binding on the Company?

No, the vote on these proposals is not binding on the Company. However, the Board will review the result of the votes and will take it into account when making decisions concerning executive compensation and the frequency of such advisory votes.

May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations. In order for a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by us no later than December 27, 2017. For a stockholder proposal, including a director nomination, to be considered at next year’s annual meeting but not included in the proxy statement relating to such meeting, the written proposal must be received by us no earlier than March 17, 2018 and no later than April 16, 2018. Please see “General Information—Stockholder Proposals and Nominations” for a more detailed discussion of the requirements for submitting a stockholder proposal for consideration at next year’s annual meeting.

What if I do not mark a voting choice for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted in accordance with the Board of Directors’ recommendation for each proposal with respect to which a voting choice is not indicated.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If there are any other matters that arise at the meeting, proxies will be voted at the discretion of the proxy holders.

What happens if the Annual Meeting is postponed or adjourned?

If the Annual Meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends that you vote:

•	FOR the nominees for director set forth on pages 6, 7 and 8;

•	FOR the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

•	FOR the approval of the Advisory Vote on Compensation; and

•	ONE YEAR in respect of the Advisory Vote on Frequency.

What do I need for admission to the Annual Meeting?

Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to record and beneficial stockholders as of the record date, individuals holding a valid proxy from a record holder, and other persons authorized by the Company. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your admittance to the Annual Meeting or any adjournment or postponement thereof. You should be prepared to present photo identification for admission. If you hold your shares in street name, you will need to provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned our stock as of the record date, a copy of a voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date, as well as your photo identification, for admission. If you do not provide photo identification or comply with the other procedures described above upon request, you will not be admitted to the Annual Meeting or any adjournment or postponement thereof. For security reasons, you and your bags will be subject to search prior to your admittance to the Annual Meeting.

CORPORATE GOVERNANCE MATTERS

INTRODUCTION: CONFIRMATION OF BOARD AS PART OF CHAPTER 11 PROCEEDINGS

On May 16, 2016, SandRidge and certain of its direct and indirect subsidiaries (collectively, the “Debtors”), filed voluntary petitions (the cases commenced thereby, the “Chapter 11 Cases”) seeking relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) under the caption In re SandRidge Energy, Inc., et al. Substantial majorities of all classes of creditors entitled to vote to accept or reject the Plan of Reorganization

(as defined below) voted to accept the Plan of Reorganization1, and on September 20, 2016, the Bankruptcy Court entered an amended order, Docket No. 901 (the “Confirmation Order”), confirming the Amended Joint Chapter 11 Plan of Reorganization of SandRidge Energy, Inc. and its Debtor Affiliates, dated September 19, 2016 (the “Plan of Reorganization”) as modified by the Confirmation Order. On October 4, 2016 (the “Effective Date”), the Plan of Reorganization became effective in accordance with its terms and the Debtors emerged from the Chapter 11 Cases. On the Effective Date, pursuant to the Plan of Reorganization, all equity interests of the Company, including outstanding shares of the Company’s common stock, issued and outstanding immediately prior to the Effective Date, were deemed cancelled, discharged and of no force or effect. The Company’s new common stock trades on the NYSE under the ticker symbol “SD” as of the Effective Date.

Pursuant to the Plan of Reorganization, as of the Effective Date, the term of the Company’s non-employee members of the board of directors (the “Pre-emergence Board of Directors”) expired. The Company’s new Board of Directors was nominated and approved by substantial majorities of all classes of creditors of the Company entitled to vote, confirmed by the Bankruptcy Court and appointed as of the Effective Date. The non-employee members of the Board of Directors following the Effective Date consists of Michael L. Bennett, John V. Genova, as chairman, William M. Griffin, Jr. and David J. Kornder. James D. Bennett, the Company’s President and Chief Executive Officer was reappointed to the Board of Directors pursuant to the Plan of Reorganization. Each of the members of the Board of Directors is standing for election at the Annual Meeting.

BOARD COMPOSITION AND DIRECTOR NOMINATION

Following the Effective Date, our Board of Directors consists of five directors. Beginning at the Annual Meeting, and with each subsequent annual meeting of stockholders, the stockholders will elect a successor to each director, or re-elect each such director, with each successor or re-elected director to serve from the time of election until the next annual meeting following election. Our Bylaws provide that the authorized number of directors may be changed by resolution duly adopted by the Board of Directors. Vacancies and newly created directorships may be filled by the affirmative vote of a majority of directors then in office, even if such number is less than a majority of the authorized number of directors.

The Nominating and Governance Committee of the Board, as described below, has the responsibility under its charter to recommend nominees for election to the Board of Directors. Rather than maintaining a formal list of minimum qualifications in making its identification, evaluation and recommendation of nominees, the Nominating and Governance Committee considers the entirety of each candidate’s credentials, including relevant skills and experience, independence under applicable Securities and Exchange Commission (“SEC”) and NYSE standards, business judgment, service on the boards of directors of other companies, personal and professional integrity, openness and ability to work as part of a team, willingness to commit the required time to serve as a Board member, and familiarity with the Company and its industry.

The Board believes that each of its directors understands fully the responsibilities of service as a director and the governance requirements applicable to public companies resulting from the orientation and ongoing education provided by the Company’s general counsel and their service on the boards of directors of other public companies.

In identifying, nominating and approving of director candidates, the Nominating and Governance Committee and the Board also believe the Board, as a whole, should have:

•	significant executive management experience;

[1]	As detailed in the Supplemental Declaration of Benjamin P.D. Schrag of Prime Clerk LLC Regarding the Solicitation of Votes and Tabulation of Ballots Cast on the Amended Joint Chapter 11 Plan of Reorganization of Sandridge Energy, Inc. and its Debtor Affiliates, Docket No. 836, filed September 2, 2016, 100% of the First Lien Credit Agreement Claims, 100% of the Second Lien Note Claims, 96.22% of the General Unsecured Claims and 80.11% of the Unsecured Trade Claims (in each such case, as defined under the Plan of Reorganization and calculated on an amount basis), voted to accept the Plan of Reorganization.

•	experience overseeing public company financial management matters, including expertise in financial reporting and internal controls, which experience and expertise are essential to the Company’s ability to comply with its many and complex financial reporting responsibilities;

•	substantial experience in varied facets of the oil and natural gas industry to deal most effectively with its vendors, peers and downstream counterparties;

•	a background in investing and capital raising activities, which the Board believes is made necessary by the Company’s growth profile; and

•	experience as a director of a publicly traded company.

The Nominating and Governance Committee, in recommending director candidates, considers diversity based on the extent to which a candidate’s skills and experiences in the areas described above differ from those of the other members of the Board. A candidate is nominated only if the Nominating and Governance Committee believes the combination of the candidate’s skills and experiences will bring a unique and complimentary perspective to Board deliberations and the oversight of the Company’s affairs.

DIRECTOR BIOGRAPHICAL INFORMATION

The names of the members of our Board of Directors and certain information concerning each of them as of April 28, 2017 are set forth below.

Name	Age	Position
James D. Bennett	47	Director, President and Chief Executive Officer
Michael L. Bennett	63	Director
John V. Genova	62	Chairman
William M. Griffin, Jr.	57	Director
David J. Kornder	56	Director

As discussed above, having been nominated and approved by substantial majorities of all classes of creditors of the Company entitled to vote and confirmed by the Bankruptcy Court, the Board of Directors was appointed pursuant to the Plan of the Reorganization as of the Effective Date. At the Annual Meeting, stockholders are being asked to vote on Messrs. M. Bennett, Genova, Griffin and Kornder for the first time since their appointment in 2016 and to re-elect Mr. J. Bennett.

James D. Bennett. Mr. J. Bennett was appointed as a director in 2013. Mr. Bennett was named Chief Executive Officer and President in June 2013. Prior to that, he served as President and Chief Financial Officer since March 2013 and Executive Vice President and Chief Financial Officer since January 2011. From 2010 until he joined the Company, he was Managing Director for White Deer Energy, a private equity fund focused on the exploration and production, oilfield service and equipment, and midstream sectors of the oil and gas industry. From 2006 to December 2009, Mr. Bennett was employed by GSO Capital Partners L.P. where he served in various capacities, including as its Managing Director. Mr. Bennett graduated with a Bachelor of Business Administration degree with a major in Finance from Texas Tech University in 1993. Mr. Bennett has served on the board of directors of the general partner of Cheniere Energy Partners L.P. and PostRock Energy Corporation.

The Board believes Mr. J. Bennett’s senior management experience at SandRidge, his prior service on other energy company boards and his background in energy-focused investing and capital raising activities qualifies him to serve on the Board.

Michael L. Bennett. Mr. M. Bennett has over forty years of technical and managerial experience in the petrochemical industry. From 1973 until 2010, Mr. Bennett was an employee of Terra Industries Inc., a manufacturer of nitrogen. During such time he served in a variety of leadership roles, including Executive Vice

President and Chief Operating Officer, from February 1997 until April 2001, and President and Chief Executive Officer, from April 2001 until April 2010, when the company was acquired by CF Industries. Since May 2010, Mr. Bennett has been a private investor with Albaton Enterprises LLC in Sioux City, Iowa. Mr. Bennett currently serves as Chairman of the board of directors of OCI N.V., a producer of nitrogen fertilizers, methanol, and other natural gas-based products, serving agricultural and industrial customers from the Americas to Asia. Mr. Bennett also serves as Chairman of the board of directors of OCI Partners, L.P., which operates OCI Beaumont, the largest integrated ammonia and methanol production complex in the United States. In addition, Mr. Bennett serves on the board of directors of Alliant Energy. Mr. Bennett is a past Chairman of the board of The Fertilizer Institute, the Methanol Institute, the Agribusiness Association of Iowa, and Morningside College.

The Board believes Mr. M. Bennett’s senior management experience, his service on other public company boards and his background in overseeing public company financial management and reporting qualifies him to serve on the Board.

John V. Genova. Mr. Genova earned his Bachelor of Science degree in Chemical and Petroleum Refining Engineering from the Colorado School of Mines in 1976. He joined Exxon in the Company’s Baton Rouge Refinery in 1976. At Exxon, he held a number of positions of increasing responsibility in the Refining, Supply and Natural Gas functions. Immediately following the public announcement of the Exxon and Mobil merger, Mr. Genova led the development of a $20 billion integrated natural gas project proposal for Saudi Arabia and served as the lead Exxon/Mobil merger natural gas negotiator with the European Commission. Following approval of the Exxon and Mobil merger, he was named Director, International Gas Marketing, ExxonMobil International Limited. Subsequently, he was appointed Executive Assistant to the Chairman, Lee Raymond, and the General Manager of Corporate Planning of Exxon Mobil Corporation on April 1, 2002. In this position, he served as an Officer of ExxonMobil. In April 2004, Mr. Genova became a director of the board of Encore Acquisition Company and served on the Audit Committee until the company’s merger with Denbury Resources in early 2010. Most recently, Mr. Genova served as President and CEO of Sterling Chemicals from May 2008 to August 2011 where he led the creation of significant value before successfully completing the sale of the company to Eastman Chemical.

The Board believes Mr. Genova’s senior management experience, his experience in related industries, his prior service on other public company boards and his background in overseeing public company financial management and reporting qualifies him to serve on the Board.

William (Bill) M. Griffin, Jr. Mr. Griffin has thirty-five years of technical and leadership experience with active public and privately owned upstream energy organizations in most oil and gas basins throughout the United States and Gulf of Mexico. Mr. Griffin most recently served as President and CEO of privately held Petro Harvester Oil & Gas from 2012 to August 2015. Mr. Griffin’s background also includes senior leadership positions as President of Ironwood Oil & Gas, Senior Vice President of El Paso Exploration and Production Company, and Vice President of Sonat Exploration Company. In addition to Petro Harvester Oil & Gas, Mr. Griffin previously served on the boards of Black Warrior Methane Corp. and Four Star Oil & Gas Company. Mr. Griffin began his career with TXO Production Corp. and is a registered professional engineer with a B.S. in mechanical engineering from Texas A&M University.

The Board believes Mr. Griffin’s senior management experience in the exploration and production industry and his operational/technical experience in the exploration and production industry qualifies him to serve on the Board.

David J. Kornder. Mr. Kornder has over twenty years of experience in oil and gas and finance. In November 2016, Mr. Kornder joined with two other oil and gas executives and formed Sequel Energy Group LLC. Mr. Kornder is a Managing Director of this private oil and gas company, which is financially backed by GSO Capital Partners and is focused on making investments in non-operated drilling joint ventures in proven areas with experienced oil and gas teams. From September 2008 until June 2015, Mr. Kornder served as

President and Chief Executive Officer of Cornerstone Natural Resources, LLC, a privately held independent oil and gas company primarily focused on drilling and production in the Williston Basin in North Dakota. Previously, Mr. Kornder served as the Executive Vice President and Chief Financial Officer at BioFuel Energy Corp., a publicly traded ethanol production company, as Senior Vice President and Chief Financial Officer at Petrie, Parkman, LLC, a privately held investment bank focused on the energy sector, and as Executive Vice President, Chief Financial Officer and Director for Patina Oil & Gas Corporation, a publicly traded oil and gas company. Mr. Kornder also worked as the Assistant Vice President – Finance at Gillett Group Management and as a senior accountant with Deloitte, Haskins & Sells. Mr. Kornder presently serves on the boards of 3 Bear Energy, LLC, a privately held midstream energy company, and various charitable organizations. Mr. Kornder holds a B.A. in accounting from Montana State University.

The Board believes Mr. Kornder’s senior management experience in the exploration and production industry, his prior service on other public company boards, his background in energy-focused investing and capital raising activities and his background in overseeing public company financial management and reporting qualifies him to serve on the Board.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Board Nominees

The Nominating and Governance Committee and the Board have determined to nominate James D. Bennett, Michael L. Bennett, John V. Genova, William M. Griffin, Jr., and David J. Kornder to serve on the Board of Directors at the Annual Meeting. The Nominating and Governance Committee and the Board believe the nominees continue to possess the qualities desirable in individual directors and contribute to the skills and experiences desired for the Board as a whole. If elected, each nominee would serve a term expiring at the close of our 2018 annual meeting or until his successor is duly elected.

Our Board of Directors contemplates that each of the nominees will be able to serve if elected. However, if, prior to the Annual Meeting, a nominee becomes unable to serve, the persons named in the enclosed proxy will vote for the election of such other person as may be nominated by the Board of Directors in accordance with applicable SEC rules.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES.

LEADERSHIP STRUCTURE

The roles of Chairman of the Board of Directors and Chief Executive Officer are currently filled by separate individuals. Mr. Genova is our Chairman, and Mr. J. Bennett is our Chief Executive Officer. The Board believes that the separation of the offices of the Chairman and CEO is appropriate at this time because it allows our CEO to focus primarily on the Company’s business strategy, operations and corporate vision. The Board does not have a policy mandating that the roles of Chairman and CEO continue to be separated. Our Board elects our Chairman and our CEO, and each of these positions may be held by the same person or may be held by different people. We believe it is important that the Board retain flexibility to determine whether the two roles should be separate or combined based upon the Board’s assessment of the Company’s needs and leadership at a given point in time.

The Board follows sound corporate governance practices to ensure its independence and effective functioning, as described in detail below. Most importantly, except for Mr. J. Bennett, the Board is composed entirely of independent directors. The independent directors meet in a scheduled executive session without Mr. Bennett present at every regular meeting of the Board. In addition, each of the Board’s committees is composed entirely of independent directors, which means that oversight of critical issues such as the integrity of the Company’s financial statements, Chief Executive Officer and senior management compensation, and Board evaluation and selection of directors is entrusted to independent directors.

RISK OVERSIGHT

The Board of Directors is generally responsible for overseeing management of the various operational, financial, accounting, legal and human resources-related risks faced by the Company. The Board fulfills this responsibility by requesting and reviewing reports and presentations from management regarding its business strategies, financial and operating forecasts, and specific risks, including, among other things: risks with respect to oil and natural gas exploration and production; the volatility of oil, natural gas and NGL prices; reserve engineering; the maintenance of oil and natural gas leases; the concentration of the Company’s operations and assets; environmental, health, safety and regulatory matters; information technology; insurance coverage; physical security of assets; the creditworthiness of counterparties; the Company’s liquidity status with respect to applicable financial covenants; public disclosures; litigation and governance matters; and compensation-related risks. The Board also periodically reviews the Company’s derivative trading strategy, which is intended to mitigate risks associated with changes in commodities prices. In addition, the Audit Committee (as defined below) oversees the implementation and effectiveness of the Company’s compliance program, and reviews specific financial and legal matters as requested by the full Board from time to time. The Company’s general counsel reports directly to the Audit Committee on compliance program matters. The general counsel and other senior executives periodically report to the Audit Committee and the Board on other operational, financial, legal, and human resources-related risks as they may arise from time to time. Further, in reviewing the Company’s compensation programs and policies, the Compensation Committee considers risks that may be created by such programs.

DIRECTOR INDEPENDENCE

The Board of Directors has determined that Messrs. M. Bennett, Genova, Griffin and Kornder have no material relationships with the Company other than as directors and stockholders of the Company, and each of such individuals is “independent” for purposes of the NYSE listing standards. In making these determinations, the Board considered all relevant facts and circumstances that could affect such person’s exercise of independent judgment in carrying out the responsibilities of a director. Please see “—Related Party Transactions” for a more detailed discussion. The Board of Directors additionally has determined that all Audit Committee members meet the independence requirements for audit committee members set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and as set forth in the 303A.02 of the New York Stock Exchange Listed Company Manual and that all members of the Compensation Committee meet the independence requirements for compensation committee members set forth in the NYSE Listed Company Manual.

DIRECTOR ATTENDANCE AT MEETINGS OF THE BOARD OF DIRECTORS AND STOCKHOLDER MEETINGS

The Pre-emergence Board of Directors held 12 meetings in 2016 prior to the Effective Date. The Board of Directors held three meetings in 2016 following the Effective Date, and each of the continuing directors attended 75% or more of the combined total meetings of the Board and the respective committees on which he served. Our non-employee directors, all of whom are independent, meet in an executive session at each regularly scheduled Board of Directors meeting. Mr. Genova presided at each such meeting.

The Board of Directors encourages interaction with stockholders and recognizes that annual meetings of the stockholders provide a venue where stockholders can access and interact with our directors. Accordingly, while we do not have a policy requiring our directors to attend annual meetings of the stockholders, each member of the Board of Directors is encouraged to attend the meetings. The Company did not hold an annual meeting of stockholders in 2016 due to the ongoing Chapter 11 Cases. The 2017 annual meeting of stockholders will be the first such meeting following the Effective Date.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has an Audit Committee, a Nominating and Governance Committee and a Compensation Committee. Members of each committee are elected by the Board of Directors and serve until their successors are elected and qualified. The charters of the Audit Committee, Nominating and Governance Committee and Compensation Committee can be found in the corporate governance section of our website at http://www.sandridgeenergy.com. Prior to the Effective Date, the Pre-emergence Board of Directors also had a Restructuring Committee.

Audit Committee. The Audit Committee, which consists of Messrs. Genova, Griffin and Kornder, oversees and reports to the Board of Directors on various auditing and accounting-related matters, including the maintenance of the integrity of our financial statements, reporting process and internal controls; the selection, evaluation, compensation and retention of our independent registered public accounting firm; the performance of internal audit; legal and regulatory compliance, including our disclosure controls and procedures; and oversight over our risk management policies and procedures. Mr. Kornder serves as chairman of this committee, and each of he and Messrs. Genova and Griffin have been determined by our Board of Directors to be an “audit committee financial expert” as defined under the rules of the SEC. The Audit Committee met three times in 2016 prior to the Effective Date and once in 2016 following the Effective Date.

Nominating and Governance Committee. The Nominating and Governance Committee, which consists of Messrs. M. Bennett and Genova, advises the Board of Directors and makes recommendations regarding appropriate corporate governance practices; guides the evaluation of the Board of Directors and its committees; assists the Board of Directors with the identification and nomination of individuals qualified to become members of the Board of Directors; and develops and maintains a succession plan for our President and Chief Executive Officer. Mr. Genova serves as chairman of this committee. The Nominating and Governance Committee met once in 2016 following the Effective Date.

The Nominating and Governance Committee has the responsibility under its charter to recommend nominees for election to the Board of Directors. In considering candidates for the Board of Directors, the Nominating and Governance Committee considers the qualifications described starting on page 5 of this proxy statement. The Nominating and Governance Committee equally considers candidates for the Board of Directors recommended from any reasonable source, including from any search firm engaged by the committee or from stockholders, provided the procedures set forth below are followed by stockholders who want to make recommendations to the committee.

With respect to the nomination of directors at a stockholders’ meeting, the Nominating and Governance Committee will consider stockholder recommendations that are received by the Company’s Corporate Secretary at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102 by December 31 of the year preceding the meeting for which the nomination is made.

A stockholder recommendation should set forth (i) the name and address of and number of shares of common stock owned by the recommending stockholder, (ii) information relating to the recommended candidate that would be required to be disclosed in a solicitation of proxies for the election of the candidate pursuant to Regulation 14A under the Exchange Act, (iii) a description of all agreements related to the nomination among the recommending stockholder, recommended candidate or other persons, (iv) any other information the recommending stockholder believes would be useful in informing the committee’s decision making and (v) such other information and disclosures required under Section 2.9 of our Bylaws.

In addition to making recommendations of director nominees to the Nominating and Governance Committee, stockholders may make director nominations or proposals at any annual meeting of the stockholders, provided they comply with the requirements set forth in our Bylaws and, for their nominations and proposals to be included in a proxy statement delivered by us, with Regulation 14A of the Exchange Act. See “General Information—Stockholder Proposals and Nominations” below.

Compensation Committee. The Compensation Committee, which currently consists of Messrs. M. Bennett and Genova, establishes all compensation for our executive officers and reviews and makes recommendations with respect to our incentive compensation and benefit plans. Mr. Bennett serves as chairman of the committee. The Pre-emergence Compensation Committee met once in 2016 prior to the Effective Date and the Compensation Committee met four times in 2016 following the Effective Date.

For 2016, the Compensation Committee of the Pre-emergence Board of Directors (the “Pre-emergence Compensation Committee”) retained the services of an independent compensation consulting firm, Alvarez & Marsal North America, LLC (“A&M”), to advise the Company on its compensation program in consideration of the potential restructuring of the Company and the severe diminution in the value of the Company’s common stock resulting from the extended period of depressed oil and natural gas pricing and the delisting of the Company’s common stock from the NYSE. No member of the Pre-emergence Compensation Committee, the Compensation Committee or any named executive officer has any affiliation with A&M. During the time of A&M’s engagement, leading to and following the Effective Date, the members of the Pre-emergence Compensation Committee and the Compensation Committee periodically sought input from A&M on a range of matters, including comparative post-emergence director and executive compensation programs, new director onboarding and education, evolving compensation and market trends, appropriate comparison companies and market survey data. A&M’s analysis and recommendations are discussed further in “Executive Compensation—Compensation Discussion and Analysis” below.

Restructuring Committee. The Restructuring Committee, which was a special committee of the Pre-emergence Board of Directors consisting of Messrs. Jeffrey S. Serota, Edward W. Moneypenny and Dan A. Westbrook, was formed to oversee key matters respecting the Company’s restructuring, including the development of strategic restructuring alternatives for consideration by the full Board, the execution of approved restructuring transactions, the recommendation of appropriate employee retention and incentive programs, and the development, in conjunction with the Company’s executives, of a viable long-term business strategy on which to predicate the restructuring. Mr.  Serota served as the chairman of the committee, which was dissolved on the Effective Date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2016, the Compensation Committee consisted of Messrs. M. Bennett and Genova and, prior to the Effective Date, Beasley and Brewer, none of whom was an employee of the Company during 2016 or has ever been an officer of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

CORPORATE GOVERNANCE GUIDELINES AND COMMUNICATIONS WITH DIRECTORS

Our Board of Directors has adopted corporate governance guidelines that define those governance practices of the Board that are not included in our Bylaws. Our Board of Directors has also adopted a Code of Business Conduct and Ethics, which contains general guidelines for conducting our business and applies to all of our officers, directors and employees, and a Financial Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer and Vice President – Accounting. Our corporate governance guidelines and codes can be found in the corporate governance section of our website at http://www.sandridgeenergy.com.

Any stockholder or other interested party who desires to communicate with the Board of Directors, individual directors or committees of the Board of Directors may do so at any time by submitting his or her comments, questions or concerns, in writing by mail addressed to our Corporate Secretary at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102. A stockholder or other interested party should clearly indicate on the envelope the director or directors who are the intended recipients of the communication.

All such communications received by the Corporate Secretary will be forwarded to the director designated on the envelope. The Corporate Secretary will not filter out any such communications except for communications related to solicitation for products or services and items of a personal nature that are not relevant to a person’s status as a stockholder. All communications designated for the Board of Directors will be forwarded to the Chairman of the Board of Directors. All communications designated for a particular committee of the Board of Directors will be forwarded to the chairman of that committee.

To report any issues relating to our accounting, accounting controls, financial reporting or other practices, employees, stockholders and other interested parties may call the confidential hotline at 1-866-206-2720. All calls will remain anonymous.

These policies and procedures are not intended to alter or amend the requirements a stockholder must satisfy in order to (1) present a stockholder proposal at a meeting of stockholders, (2) nominate a candidate for the Board of Directors, (3) recommend a candidate for the Board of Directors for consideration by the Nominating and Governance Committee or (4) have the stockholder’s proposal or nomination included in our proxy statement in accordance with Rule 14a-8 of the Exchange Act, all of which are described elsewhere in this Proxy Statement.

DIRECTOR COMPENSATION

Pre-emergence Board of Director Compensation. Directors who also served as employees received no compensation for serving on our Pre-emergence Board of Directors. For 2016, the Pre-emergence Board of Directors established an all-cash compensation program for non-employee directors due to the severe diminution in the value of the Company’s common stock resulting from the extended period of depressed oil and natural gas pricing and the delisting of the Company’s common stock from the NYSE. The director compensation program consisted of (i) an annual cash retainer of $125,000, which replaced the equity grant element of prior director compensation programs, (ii) a quarterly cash retainer of $31,250, (iii) an additional annual cash retainer of $50,000 to the Chairman of the Board, (iv) an additional quarterly cash retainer of $12,500 to the Chairman of the Board, and (v) an additional quarterly cash retainer of $3,750 to each of the committee chairmen.

In addition, certain members of the Pre-emergence Board of Directors were entitled to additional compensation for their service on the Restructuring Committee. For his service as the Chairman of the Restructuring Committee, in light of his experience, expertise and the significant time commitment required by the Committee, Mr. Serota was entitled to (i) a monthly cash retainer of $125,000 and (ii) aggregate cash success fees equaling $1,200,000 for his role in negotiating a binding agreement to consummate a restructuring transaction supported by a sufficient level of the Company’s creditors. Such compensation was established pursuant to Mr. Serota’s letter agreement with the Company filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2016. Additionally, Messrs. Moneypenny and Westbrook each received a monthly retainer of $12,500 for their service on the Restructuring Committee.

Board of Director Compensation following the Effective Date. Directors who also serve as employees receive no compensation for serving on our Board of Directors. Following the Effective Date, the Board of Directors established a compensation program for the initial 9-month term of our non-employee directors consisting of (i) a quarterly cash retainer of $29,375, (ii) an additional quarterly cash retainer of $8,125 to the Chairman of the Board of Directors, (iii) an additional quarterly cash retainer of $2,500 to the Chairman of the Audit Committee, (iv) a grant of restricted stock with a total value of $176,000, (v) an additional grant of restricted stock with a total value of $49,000 to the Chairman of the Board of Directors, and (vi) an additional grant of restricted stock with a total value of $15,000 to the Chairman of the Audit Committee. Shares of restricted stock granted to non-employee directors in 2016 were granted following the Effective Date, and the number of shares granted was based on the 10-day volume weighted average price (“VWAP”) of our common stock through October 18, 2016. Shares of restricted stock granted to non-employee directors vest in one-third increments on each of the first three anniversaries of the grant date.

The following table sets forth the compensation of our non-employee directors for the fiscal year ended December 31, 2016.

Name	Fees Earned or Paid in Cash	Stock Awards(a)	Total

Pre-emergence Board of Directors
Stephen C. Beasley(b)	$259,544	$-	$259,544
Jim J. Brewer(b)	244,544	-	244,544
Everett R. Dobson(b)	244,544	-	244,544
Edward W. Moneypenny(b)	372,044	-	372,044
Jeffrey S. Serota(b)	2,669,544	-	2,669,544
J. Michael Stice(b)	244,544	-	244,544
Alan J. Weber(b)	259,544	-	259,544
Dan A. Westbrook(b)	372,044	-	372,044
Board of Directors Following Effective Date
Michael L. Bennett	29,375	207,377	236,752
John V. Genova	37,500	265,112	302,612
William M. Griffin	29,375	207,377	236,752
David J. Kornder	31,875	225,057	256,932

(a)	Reflects the aggregate grant date fair value of restricted stock granted on October 19, 2016 consisting of 8,527 shares granted to each serving non-employee director and, in respect of Mr. Genova, an additional 2,374 shares awarded for service as Chairman of the Board and, in respect of Mr. Kornder, an additional 727 shares awarded for service as Chairman of the Audit Committee. The value is calculated in accordance with Financial Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. These amounts do not necessarily correspond to the actual value that will be recognized by our directors. The assumptions used by the Company in calculating the amounts related to restricted stock are incorporated by reference to Note 16 of the consolidated financial statements included in the 2016 Form 10-K.

(b)	Each of Messrs. Beasley, Brewer, Dobson, Moneypenny, Serota, Stice, Weber and Westbrook ceased to serve as a member of the Board of Directors on the Effective Date pursuant to the Plan of Reorganization.

The following table reflects all outstanding equity awards held by our non-employee directors as of December 31, 2016.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(a)	Market Value of Shares or Units of Stock That Have Not Vested(b)

Pre-emergence Board of Directors(c)	-	$-
Michael L. Bennett	8,527	200,811
John V. Genova	10,901	256,719
William M. Griffin	8,527	200,811
David J. Kornder	9,254	217,932

(a)	Reflects shares of restricted stock granted to non-employee directors on October 19, 2016, which vest in one-third increments on each of the first three anniversaries of the grant date.

(b)	Valuations are based on $23.55 per share, which was the last trading price for a share of our common stock on the NYSE on December 30, 2016.

(c)	On the Effective Date, pursuant to the Plan of Reorganization, all equity interests of the Company, including outstanding shares of the Company’s common stock and restricted common stock, issued and outstanding immediately prior to the Effective Date, were deemed cancelled, discharged and of no force or effect.

INDEMNIFICATION

We have entered into an indemnification agreement with each of our directors and executive officers (each an “indemnitee”), which is intended to permit indemnification to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.

Each indemnification agreement covers expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by an indemnitee when, in his or her capacity as a director or officer, the indemnitee is made or threatened to be made a party to any suit or proceeding. Each indemnification agreement generally covers claims relating to the fact that the indemnitee is or was an officer, director, employee or agent of ours or any of our affiliates, or is or was serving at our request in such a position for another entity. Each indemnification agreement also obligates us to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse us for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights of an indemnitee; however, double recovery by an indemnitee is prohibited.

We are not obligated to indemnify the indemnitee with respect to claims brought by the indemnitee against:

•	the Company, except for:

•	claims regarding the indemnitee’s rights under the indemnification agreement;

•	claims to enforce a right to indemnification under any statute or law; and

•	counter-claims against us in a proceeding brought by us against the indemnitee; or

•	any other person, except for claims approved by our Board of Directors.

We have also agreed to obtain and maintain director and officer liability insurance for the benefit of each of our directors and executive officers. These policies include coverage for losses for wrongful acts and omissions and to ensure our performance under the indemnification agreements. Each of our directors and executive officers is named as an insured under the policies and provided with the same rights and benefits as the most favorably insured of our directors and officers.

RELATED PARTY TRANSACTIONS

We maintain a written policy that requires any related party transaction (as defined below) to be reviewed and approved by the disinterested members of our Board of Directors. A related party transaction is a transaction, proposed transaction, or series of similar transactions, in which (a) we are a participant, (b) the amount involved exceeds $120,000 and (c) a related person (as defined below) has or will have a direct or indirect material interest. A related person is (i) any person who is, or at any time since the beginning of our last fiscal year was, a director, executive officer, or nominee to become a director, (ii) a person known to be the 5% beneficial owner of any class of our voting securities, (iii) an immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer, nominee for director or more than 5% beneficial owner, and (iv) any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director or more than 5% beneficial owner. The written policy includes factors to be considered by the disinterested members of our Board of Directors when determining whether to approve a proposed related party transaction. Factors to be considered include the terms of the transaction with the related party, availability of comparable products or services from unrelated third parties, terms available from unrelated third parties and benefits provided to us by the transaction. Based on SEC rules, the Board’s written policy, and the factors listed above, there have been no related party transactions since January 1, 2016.

AUDIT MATTERS

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee for the year ended December 31, 2016. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

As of December 31, 2016, the Audit Committee was comprised of three directors, each of whom has been determined to be independent in accordance with the requirements of the rules and regulations of the SEC promulgated under the Exchange Act and the NYSE.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation of the financial statements and the establishment and maintenance of the system of internal control. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue a report thereon.

In performing its duties, the Audit Committee has:

•	reviewed and discussed with the Company’s management and PwC, the Company’s independent registered public accounting firm, the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016;

•	reviewed with the Company’s management internal control over financial reporting in accordance with the standards of the PCAOB, which review included a discussion of the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

•	reviewed with PwC its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and other matters;

•	discussed with PwC the overall scope and plans for its audit;

•	met with PwC to discuss the results of its audit and the overall quality of the Company’s financial reporting; and

•	met with the Company’s independent reservoir engineering consultants to discuss the Company’s process for determining oil and gas reserves.

During the Audit Committee’s review of the audited financial statements, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the Audit Committee. With respect to its review of the Company’s internal control over financial reporting, the Audit Committee noted that management advised that the Company was in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee discussed with PwC the matters required to be discussed pursuant to PCAOB Auditing Standard No. 61. The Audit Committee has received and reviewed the written disclosures and the letter from PwC required by the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. The Audit Committee determined that the non-audit services provided to the Company by PwC are compatible with maintaining PwC’s independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC.

This report is submitted on behalf of the Audit Committee.

David J. Kornder

John V. Genova

William M. Griffin

PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has directed the Company to submit the selection of PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2017, for ratification by the stockholders at the Annual Meeting. Neither the Company’s Bylaws nor other governing documents nor applicable law require stockholder ratification of the selection of PwC as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of PwC is expected to attend the Annual Meeting and will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions of stockholders.

Set forth below is a summary of the fees paid to our independent registered public accounting firm, PwC, for fiscal years 2016 and 2015.

	2016	2015
	(In thousands)
Audit Fees	$1,160	$2,242
Audit-Related Fees	664	199
Tax Fees	-	-
All Other Fees	-	-

Total	$1,824	$2,441

Audit Fees. Audit fees consist primarily of fees billed for professional services rendered for the audit of our annual financial statements, review of the financial statements included in each of our quarterly reports on Form 10-Q, assistance with and review of documents filed with the SEC and/or used in conjunction with public and private securities offerings and work performed by tax professionals in connection with the audits and quarterly reviews.

Audit-Related Fees. Audit-related fees consist primarily of services related to bankruptcy, restructuring and fresh start accounting, due diligence, consultation regarding financial accounting and reporting standards and Form S-8 registration statement.

Tax Fees. Tax fees include all services performed by the firm’s tax division other than those related to the audit of financial statements.

All Other Fees. Other fees consist primarily of all fees billed for products and services provided by the firm other than those reported above.

The Audit Committee is responsible for approving in advance any services to be performed by the independent registered public accounting firm. The Audit Committee may delegate its pre-approval authority for these services to one or more members, whose decisions shall be presented to the full Audit Committee at its scheduled meetings. Each of these services must receive specific pre-approval by the Audit Committee or its delegate unless the Audit Committee has provided general pre-approval for such category of services in accordance with policies and procedures that comply with applicable laws and regulations. All of the services described above under audit fees, audit-related fees and tax fees for 2016 and 2015 were pre-approved by the Audit Committee. Specifically, the committee has pre-approved the use of PwC for detailed, specific types of tax advisory services related to compliance, technical interpretations, acquisition/disposition services, including due diligence, and federal and state audits.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PWC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

Set forth below is information regarding each of our executive officers as of April 28, 2017:

Name	Age	Position
James D. Bennett	47	President and Chief Executive Officer
Julian Bott	54	Executive Vice President and Chief Financial Officer
John P. Suter	56	Executive Vice President and Chief Operating Officer
Duane M. Grubert	55	Executive Vice President of Investor Relations and Strategy
R. Scott Griffin	52	Senior Vice President – People and Culture
Philip T. Warman	46	Senior Vice President, General Counsel and Corporate Secretary

James D. Bennett. Mr. Bennett was named Chief Executive Officer and President in June 2013. Prior to that he served as President and Chief Financial Officer since March 2013 and Executive Vice President and Chief Financial Officer since January 2011. Biographical information about Mr. Bennett can be found above under the heading “Corporate Governance Matters—Director Biographical Information.”

Julian Bott. Mr. Bott was appointed as Executive Vice President and Chief Financial Officer in August 2015. Prior to joining SandRidge, Mr. Bott served as Chief Financial Officer at Texas American Resources Company since 2009. Mr. Bott has more than thirty years of diverse financial experience across the oil and gas and investment banking industries, including as Managing Partner at Kensington Energy Partners and as Chief Financial Officer of 3dMD. Mr. Bott has held various executive positions at the Toronto Dominion Bank, including Regional Head of US and European Corporate and Investment Banking, and Global Head of Energy and Project Finance. Mr. Bott also served as a Managing Director in the Energy Group of Bankers Trust Company. Mr. Bott holds a Bachelor of Arts in Economics from Harvard University and a Master of Business Administration from Rice University. Mr. Bott serves on the board of directors of EQT Midstream Partners, LP.

John P. Suter. Mr. Suter was appointed as Executive Vice President and Chief Operating Officer effective December 1, 2016. Mr. Suter joined SandRidge in April 2015 as Senior Vice President of Mid-Continent Operations, bringing with him extensive experience in the exploration and production sector, including most recently serving as Vice President of the Woodford business unit at American Energy Partners, LP from November 2013. From May 2010 to September 2013, he served as Vice President of Operations for Chesapeake Energy Corporation’s Western Division, and before that, as Chesapeake’s District Manager for the Barnett Shale and Southern Oklahoma assets. Before joining Chesapeake Energy, Mr. Suter served in various operational roles at Continental Resources, Inc., Cabot Oil & Gas Corporation and Petro-Lewis Corporation. He holds a Bachelor of Science degree in Petroleum Engineering from Texas Tech University.

Duane M. Grubert. Mr. Grubert was appointed Executive Vice President of Investor Relations and Strategy in December 2013. Prior to joining SandRidge, Mr. Grubert spent 14 years as a Wall Street analyst covering the oil and gas exploration and production sector, most recently for Susquehanna Financial Group. From 1983 to 2000, Mr. Grubert served in various capacities at Unocal Corporation (now part of Chevron Corporation), including in petroleum engineering, international business development and finally as General Manager of Corporate Strategy and Business Intelligence. Mr. Grubert holds a Bachelor of Science in Petroleum Engineering from Stanford University and a Masters of Business Administration from California State University.

R. Scott Griffin Mr. Griffin was appointed Senior Vice President – People and Culture in November 2013. Mr. Griffin returned to SandRidge from Chaparral Energy, LLC, an oil and natural gas production company, where he led the strategic human resources function. He previously served as Director of Human Resources at SandRidge from 2008 to 2012. For the past 26 years, Mr. Griffin has held various human resources and leadership roles including 13 years as Senior Vice President of Wood Designs, a leading retail fixture manufacturer, and five years as the principal of Redlion Industrial Supply, a company he founded and managed. Mr. Griffin holds a Bachelor of Arts in Communication from the University of Oklahoma and has completed graduate coursework in Organizational Development.

Philip T. Warman. Mr. Warman joined us as Senior Vice President and General Counsel in August 2010. He also serves as our Corporate Secretary. Prior to joining the Company, Mr. Warman was the Associate General Counsel for SEC and finance matters for Spectra Energy Corporation from January 2007 through July 2010. From 1998 through 2006 he practiced law as a corporate finance attorney with Vinson & Elkins, LLP in Houston, Texas. Mr. Warman earned a Bachelor of Science in Chemical Engineering from the University of Houston in 1993 and graduated from the University of Texas School of Law in 1998.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we describe the material elements of our compensation program for the Company’s named executive officers, who are listed below. Detailed information regarding the compensation earned by named executive officers is set forth in the Summary Compensation Table and other compensation tables contained in this proxy statement.

Named Executive Officers at December 31, 2016	Position
James D. Bennett	President and Chief Executive Officer
Julian Bott	Executive Vice President and Chief Financial Officer
John P. Suter	Executive Vice President and Chief Operating Officer
Duane M. Grubert	Executive Vice President of Investor Relations and Strategy
Philip T. Warman	Senior Vice President, General Counsel and Corporate Secretary

Departed Named Executive Officers	Position
Steven D. Turk(a)	Former Executive Vice President and Chief Operating Officer

(a)	On November 20, 2016, the Company announced the departure of Mr. Turk from his role as Executive Vice President and Chief Operating Officer, effective November 30, 2016, and from the Company, effective December 31, 2016.

We present our Compensation Discussion and Analysis in the following sections:

1.	2016 Executive Compensation Program Objectives and Process. In this section, we describe the Company’s executive compensation strategy and objectives and the process for arriving at compensation decisions.

2.	Elements of Named Executive Officer 2016 Compensation Established by the Pre-emergence Compensation Committee. In this section, we explain the material elements of the 2016 compensation program for named executive officers established by the Pre-emergence Compensation Committee.

3.	Elements of Named Executive Officer 2016 Compensation Established Following the Effective Date. In this section, we explain the material elements of the 2016 compensation program for named executive officers established by the Board of Directors or the Compensation Committee following the Effective Date.

4.	Other Executive Compensation Matters. In this section, we provide an overview of policies related to minimum stock ownership, compensation clawbacks, and the prohibition on pledging and derivative transactions, and we discuss the relationship between our executive compensation program and risk and the tax treatment of executive compensation.

5.	Actions Related to 2017 Executive Compensation. In this section, we provide an overview of the Compensation Committee’s compensation decisions made for 2017.

2016 Executive Compensation Program Objectives and Process

Introduction

As detailed under “Corporate Governance Matters—Introduction: Confirmation of Board as Part of Chapter 11 Proceedings”, the Company and other Debtors filed the Chapter 11 Cases in Bankruptcy Court on May 16, 2016. Substantial majorities of all classes of creditors entitled to vote to accept or reject the Plan of Reorganization voted to accept the Plan of Reorganization, and on September 20, 2016, the Bankruptcy Court entered the Confirmation Order confirming the Plan of Reorganization. On the Effective Date, the Plan of Reorganization became effective in accordance with its terms and the Debtors emerged from the Chapter 11 Cases, at which point, (i) all equity interests of the Company, including outstanding shares of the Company’s common stock, issued and outstanding immediately prior to the Effective Date, were deemed cancelled, discharged and of no force or effect, (ii) new common stock was issued to certain of the Company’s creditors and reserved for issuance under the new employee incentive plan, (iii) the terms of the non-employee members of the Pre-emergence Board of Directors expired, and (iv) the non-employee members of the Board of Directors, having been nominated and accepted by substantial majorities of all classes of creditors voting on the Plan of Reorganization and confirmed by the Bankruptcy Court, were appointed.

The compensation program of our named executive officers in 2016 was largely driven by considerations related to the strategic reorganization of the Company. The Pre-emergence Compensation Committee approved the following: (i) 2016 base salaries and performance incentive targets were frozen at 2015 levels, with limited exception, (ii) the elimination of the long-term equity-based element of our compensation program due to the severe diminution in the value of the Company’s common stock resulting from the extended period of depressed oil and natural gas pricing and the delisting of the Company’s common stock from the NYSE, and (iii) the reallocation of historic long-term incentive targets to the Company’s new performance incentive program to incentivize performance relative to financial and operation goals and to facilitate the retention of key personnel. Following the Effective Date, the Compensation Committee and the Board of Directors approved the grant of emergence long-term incentives consistent with post-bankruptcy market practice to immediately align executives’ interests with those of the Company’s new stockholders and to incentivize and support the retention of key personnel.

Pursuant to the Plan of Reorganization, all employee compensation and benefits programs and employment contracts in place as of the Effective Date, with the exception of equity-based compensation, agreements and arrangements, were assumed by the Company and the other Reorganized Debtors, as that term is defined by the Plan of Reorganization. Additionally, pursuant to the Plan of Reorganization, entry into the Confirmation Order constituted approval of the employee incentive plan and authorization for the Board of Directors to adopt and implement such plan on the Effective Date and to grant awards thereunder. The employee incentive plan provides for, among other terms and conditions, restricted stock and options awards in an aggregate amount of up to 4,597,163 shares of the Company’s new common stock.

Executive Compensation Program Objectives

The purpose of our compensation program is to help us attract, retain, and motivate knowledgeable and high performing talent, to incentivize management and employees to meet and appropriately balance short- and long-term goals, and to align management and employee interests with those of our stockholders. Specifically, our compensation program is designed to support the following key objectives:

Objectives	How We Meet Our Objectives
Attract and retain talented executives

•    Provide a competitive total compensation package taking into account base salary, incentives and benefits to attract, retain and motivate our employees

•    Regularly evaluate our pay programs against the competitive market of our peer group

•    For 2016, in consideration of the Company’s anticipated strategic restructuring, utilized a performance incentive program consisting of quarterly performance-based cash awards

•    Emergence long-term incentive grants with three-year performance and vesting periods help to retain executives

Objectives	How We Meet Our Objectives
Motivate and reward executives

•    Provide a significant portion of each named executive officer’s target total direct compensation in the form of variable compensation

•    Align our executive compensation with short-term and long-term performance of the Company

•    Tie payment of our emergence performance units to the Company’s performance relative to metrics incorporated into future annual incentive programs

Motivate our executives to manage risk and effectively balance short-term and long-term performance

•    The performance incentive program used a balanced approach of financial and non-financial goals to encourage executives to execute on short-term goals that lead to long-term stockholder value

•    Pay programs following the Effective Date emphasize long-term incentive compensation

•    Share ownership guidelines contribute to alignment between long-term stockholder value and management decisions following the Effective Date

•    Utilize multiple performance measures for short-term incentives

•    Clawback policy provides the Board of Directors with the discretion to recover incentive compensation paid in connection with misstated financial or operating results resulting from fraud, misconduct, or a violation of Company policy

Align executive and stockholder interests

•    Stock ownership guidelines for executive officers and directors

•    A significant proportion of emergence long-term incentives and regular annual long-term incentive program grants are in restricted shares of the Company’s common stock

Compensation Best Practices

We have aligned our compensation programs with the interest of our stockholders by adopting the following compensation best practices.

	What We Do	What We Don’t Do
✓	Historically and expect to benchmark compensation near the median of the peer group	No “single-trigger” change-of-control cash payments
✓	Apply minimum stock ownership guidelines	No tax gross ups
✓	Maintain a clawback policy	No excessive perquisites
✓	Historical and expected future use of compensation tally sheets	No hedging or new pledging of Company stock
✓	Use a representative and relevant peer group
✓	Use an independent compensation consultant
✓	Link performance incentive compensation to the achievement of objective pre-established performance goals tied to operational and strategic objectives
✓	Annually evaluate risk in establishing compensation programs
✓	Provide only modest perquisites

2016 Process for Determining Executive Compensation

Guided by the executive compensation principal objectives described above, the Pre-emergence Compensation Committee approved the structure of the executive compensation program for our named executive officers. Following the Effective Date, the Board of Directors and the Compensation Committee approved the grant of emergence long-term incentives to our named executive officers. The following describes the roles of key participants in the process.

Role of the Compensation Committee

Pursuant to its charter, the Compensation Committee’s duties in administering the executive compensation programs include the following:

•	Review, evaluate and approve the agreements, plans, policies and programs

•	Review and evaluate company performance against pre-established performance metrics

•	Regularly review and approve the annual total compensation paid to executive officers and other members of senior management

•	Review the components of our executive officer compensation program on an annual basis and make adjustments as it deems appropriate

From time to time, other non-employee directors provide input to the Compensation Committee in the discharge of its duties and the full Board of Directors ratifies certain decisions of the Compensation Committee in executive session.

Role of the Executives

Our Chief Executive Officer and Senior Vice President of People and Culture worked with the Pre-emergence Compensation Committee in establishing compensation levels and performance targets. In general, the Chief Executive Officer is responsible for reviewing the compensation and performance of the other executive officers and making recommendations to the committee for adjustments to the annual total compensation of his direct reports; however, final compensation determinations are made by the Compensation Committee or, from time to time, the Board of Directors. Additionally, the Company’s people and culture and legal departments provide support in the preparation of materials and execution of its responsibilities.

Role of Independent Consultants

To facilitate the formulation and administration of our compensation program, for 2016, the Pre-emergence Compensation Committee retained A&M as its independent compensation consultant, based on its expertise in benchmarking and designing appropriate compensation programs for companies engaged in a strategic restructuring. A&M helped the Pre-emergence Compensation Committee assess the appropriateness of our compensation programs in consideration of the Company’s anticipated strategic restructuring. Following the Pre-emergence Compensation Committee’s engagement of A&M as its independent compensation consultant, the Company sought and received authorization of the Bankruptcy Court to retain A&M as restructuring advisor in connection with the Chapter 11 cases. Accordingly, in 2016, the Company purchased 3,657,692.79 in non-compensation related services in connection with the Company’s restructuring in addition to $391,567.61 in compensation-related services. Following the Effective Date, A&M further assisted the Compensation Committee in determining the appropriate size and type of emergence long-term incentive grants consistent with the grant practices typical of companies emerging from bankruptcy protection.

In general, at the direction of the Compensation Committee, A&M attends committee meetings, meets with the Compensation Committee in executive session, and provides advice and expertise on executive and director compensation programs and plan designs. A&M reports directly to, and takes its charge from, the Compensation Committee on executive compensation matters.

The Compensation Committee reviewed the independence of A&M, including based on the factors specified in Section 303A.05(c)(iv) of the NYSE Listed Company Manual, and determined that A&M is independent from management and no conflict of interest resulted from retaining A&M.

Role of Peer Group and Competitive Data

The Compensation Committee generally uses a compensation peer group to compare the competitiveness of the Company’s executive compensation. As discussed further below under “—Elements of Named Executive Officer 2016 Compensation Established by the Pre-emergence Compensation Committee”, with the exception of Mr. Grubert, the Pre-emergence Compensation Committee held base salaries and target performance incentive levels of our named executive officers constant for 2016 compared with 2015 and did not reassess these elements of our named executive officer compensation against the compensation peer group. The Company updated its 2015 compensation peer group for 2017. Please see “—Actions Related to 2017 Executive Compensation—Peer Group Company Changes” below for a description of changes to the peer group.

Following the Effective Date, the Compensation Committee and the Board of Directors approved the grant of emergence long-term incentives to our named executive officers for the purpose of immediately aligning executives’ interests with those of the Company’s new stockholders and incentivizing and supporting the retention of key personnel. The size and type of these emergence grants were informed by a proprietary analysis performed by A&M of the long-term incentive grant practices typical of companies emerging from bankruptcy protection with a similar market capitalization or in a similar industry (the “Bankruptcy Study Group”). Please see “—Elements of Named Executive Officer 2016 Compensation Established Following the Effective Date—Emergence Long-Term Incentive Grants.”

Role of “Say on Pay” and “Say on Frequency” Voting Results

The Company did not hold an annual meeting of stockholders in 2016 due to the ongoing Chapter 11 Cases. As a result, the Company has not held an advisory vote on named executive officer compensation since the stockholders last voted to approve the compensation provided to our named executive officers, with approximately 83.1% of ballots voting to approve, at our 2015 annual meeting of stockholders. Based on this approval, the Pre-emergence Compensation Committee did not previously change its overall approach to compensation during 2015, however, the Company’s approach to compensation changed in 2016 to reflect the circumstances attendant to the strategic restructuring, as discussed above.

The Company has held advisory votes on named executive officer compensation at each of its annual meetings of stockholders beginning in 2014. The Board of Directors recommends that stockholders vote for “ONE YEAR” in respect of the Advisory Vote on Frequency, as discussed under “Executive Compensation—Proposal No. 4 Recommend, in a Non-binding Vote, Whether a Non- binding Stockholder Vote to Approve the Compensation of Our Named Executive Officers Should Occur Every One, Two or Three Years.”

Review of Tally Sheets

In prior years, the Pre-emergence Compensation Committee had adopted a practice of reviewing compensation tally sheets to provide the committee with a detailed view of total compensation delivered to named executive officers, including direct and indirect compensation and the Compensation Committee expects to adopt and continue that practice.

Elements of Named Executive Officer 2016 Compensation Established by the Pre-emergence Compensation Committee

For 2016, the Pre-emergence Compensation Committee provided our executives with the compensation elements of base salary, a new performance incentive program and limited personal benefits and perquisites. The Pre-emergence Compensation Committee temporarily eliminated the equity-based long-term element of our compensation program due to the severe diminution in the value of the Company’s common stock resulting from the extended period of depressed oil and natural gas pricing and the delisting of the Company’s common stock from the NYSE.

Compensation Element	Description and Purpose
Base salary	Fixed cash compensation reflecting individual performance, time in role, scope of responsibility, leadership skills and experience. Reviewed annually and adjusted if and when appropriate. Our base salaries are part of our competitive total compensation package intended to attract, retain and motivate our employees.
Performance incentive program	Variable cash compensation based on corporate performance relative to pre-established targets. These awards motivate our executive officers to achieve annual business objectives that drive long-term performance.
Other compensation	Indirect compensation consisting of health, welfare and retirement benefits, together with minimal perquisites. Provides benefits that promote employee health and work-life balance, which assist in attracting and retaining executive officers.

In light of the eliminated long-term incentive element of our compensation program, and in reflection of the importance of near term performance in the execution of the Company’s strategic restructuring, the Pre-emergence Compensation Committee determined to reallocate historical target long-term incentive compensation to the performance incentive program. The Pre-emergence Compensation Committee believed this temporary reallocation best balanced the objectives of near-term retention and motivation with reasonable realizable compensation. The relative weightings of each compensation element established by the Pre-emergence Compensation Committee for the Company’s Chief Executive Officer are 5% base salary, 45% target performance incentive and 1% all other compensation and for the Company’s continuing named executive officers are 7% base salary, 42% target performance incentive and 1% all other compensation, in each case, based on total reportable compensation for fiscal year 2016 including emergence long-term equity-based incentives subsequently established by the Board of Directors following the Effective Date. Please see “—Elements of Named Executive Officer 2016 Compensation Established Following the Effective Date—Emergence Long-Term Incentive Grants.”

Subsequently, in connection with our reorganization, substantial majorities of all classes of creditors voted to accept, and the Bankruptcy Court confirmed, the Plan of Reorganization, pursuant to which all employee compensation and benefits programs and employment contracts, including base salaries, the performance incentive plan, and other compensation arrangements, were assumed by, and were to continue to be honored by, the Company, with certain exceptions.

Base Salary

The purpose of base salary is to provide a fixed level of cash compensation for performing day-to-day responsibilities. With the exception of Mr. Grubert’s base salary, the Pre-emergence Compensation Committee held base salaries for our named executive officers constant for 2016 compared with 2015 and did not re-assess this element against the compensation peer group for 2016. Mr. Grubert received an increase of 9.6% in recognition of his individual performance and the expansion of his responsibilities without commensurate base salary increases in preceding years.

Executive	Title	2015 Base Salary	2016 Base Salary	Percentage Change

James D. Bennett	President and Chief Executive Officer	$918,519	$918,519	0.0%
Julian Bott	Executive Vice President and Chief Financial Officer	$425,000(a)	$426,635	<1.0%
John P. Suter	Executive Vice President and Chief Operating Officer	-	$357,168(b)	-
Duane M. Grubert	Executive Vice President of Investor Relations and Strategy	$352,558	$386,481	9.6%
Philip T. Warman	Senior Vice President, General Counsel and Corporate Secretary	$376,442	$376,442	0.0%
Steven D. Turk	Former Executive Vice President and Chief Operating Officer	$450,000(c)	$451,731	<1.0%

(a)	Mr. Bott was appointed Executive Vice President and Chief Financial Officer effective August 17, 2015. This amount represents his estimated annualized base salary.

(b)	Mr. Suter was appointed Executive Vice President and Chief Operating Officer effective December 1, 2016.

(c)	Mr. Turk was appointed Executive Vice President and Chief Operating Officer in March 2015. This amount represents his estimated annualized base salary.

Performance Incentive Program

The purpose of annual incentives is to reward executives for near-term operational and financial performance. For 2016, the Pre-emergence Compensation Committee adopted the performance incentive program, which provided for quarterly cash payments based on progress relative to the Company’s annual performance metrics, subject to maximum quarterly cash payments equal to one quarter of an officer’s target incentive compensation, and a cash make up payment following the fourth quarter consisting of compensation earned but not awarded for above-target performance during preceding quarters.

Under the performance incentive program, total target incentive compensation for each named executive officer equaled the officer’s historic total target annual and long-term incentive compensation. The table below shows the performance incentive targets for each of the named executive officers.

Executive	Historic AIP Target (A)	Historic LTI Target (B)	Performance Incentive Target (A + B)

James D. Bennett	110%	588%	698%
Julian Bott	90%	350%	440%
John P. Suter	70%	150%	220%
Duane M. Grubert	90%	243%	333%
Philip T. Warman	75%	150%	225%
Steven D. Turk	100%	360%	460%

The table below shows the performance incentive program scorecard metrics adopted by the Pre-emergence Compensation Committee, the corresponding threshold, target and maximum performance levels, and the Company’s actual performance against these metrics. We believe the performance incentive program successfully rewarded our named executive officers for achieving or exceeding goals that advanced the fundamental drivers of our business. With respect to each component, actual performance at the threshold, target, and maximum levels of performance would result in a payout associated with each such component at 50%, 100%, and 200%, respectively, of target.

Metric	Weighting	Unit	Threshold	Target	Maximum	Actual Performance	Weighted Percent of Target Payout Earned

Health & Safety(a)	10%	TRIR	1.00	0.75	0.40	0.60	14.3%
Well Cost Improvements(b)	25%	$ / Foot	Target Range $431 - $893			Achievement Range $387 - $1,053	26.3%
Production(c)	30%	MMBOE	15.1	18.9	22.7	19.4	33.9%
Adjusted EBITDA(d)	25%	$MM	$101	$126	$189	$238	50.0%
Discretionary(e)	10%	variable	N/A			N/A	13.5%

						Total:	138.0%

(a)	Total Recordable Incident Rate (“TRIR”), is a workplace safety indicator that we use to evaluate the safety performance of our non-services business employees.

(b)	Well cost improvements based on drilling and completion costs per foot allocated among operating areas according to the number of laterals drilled.

(c)	Total Company production relative to budget.

(d)	Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to the most directly comparable GAAP measure in the attached Annex.

(e)	Qualitative evaluation of various additional contributions. In determining the percentage of target payout earned, the Compensation Committee considered, among other factors, the progress and ultimate success of the Company’s strategic restructuring.

Following the Effective Date, the performance incentive program remained in place and final incentive payments were paid pursuant to its terms in accordance with the terms of the Plan of Reorganization. Please see, “—2016 Executive Compensation Program Objectives and Process—Introduction.” Based on the Company’s performance, the final incentive payments reflected a combined total annual incentive performance score of at 133% of target, reduced from a performance score of 138% due to the potential severity of certain safety incidents notwithstanding the TRIR calculation for 2016.

Other Compensation Arrangements

The Pre-emergence Compensation Committee also established the following forms of compensation for our named executive officers:

Health and Welfare Benefits

Our named executive officers were eligible to participate in medical, dental, vision, disability and life insurance to meet their health and welfare needs. These benefits are provided to assure that we are able to maintain a competitive position in terms of attracting and retaining officers and other employees. This is a fixed component of compensation and the benefits are provided on a nondiscriminatory basis to all of our employees.

Perquisites and Other Personal Benefits

We believe that the total mix of compensation and benefits provided to our named executive officers is competitive and, generally, perquisites should not play a large role in our executive officers’ total compensation. As a result, the perquisites and other personal benefits we provide to our executive officers are limited.

401(k) Plan

We maintain a 401(k) retirement plan for the benefit of all of our executive officers and employees on a non-discriminatory basis. Under the plan, eligible employees may elect to defer a portion of their earnings up to the annual maximum allowed by regulations promulgated by the Internal Revenue Service. For 2016, we made matching contributions equal to 100% on the first 10% of employee deferred wages. Matching contributions are made in investment vehicles selected by each employee from a variety of options.

Nonqualified Deferred Compensation Plan

Previously, we maintained a nonqualified deferred compensation plan (“NQDC Plan”) to provide our named executive officers and other eligible employees flexibility for meeting their future income needs and assisting them in their retirement planning. Under the terms of the NQDC Plan, eligible employees are provided the opportunity to defer income in excess of the Internal Revenue Service annual limitations on qualified 401(k) retirement plans.

Under the NQDC Plan, we made discretionary contributions to the deferred compensation account of each participant. The Board approved matching contributions for the NQDC Plan equal to 100% of employee contributions up to 10% of the employee’s annual cash compensation minus any matching contributions made under the 401(k) retirement plan.

In December of 2016, we initiated termination of the NQDC Plan. No additional deferrals will be permitted into the NQDC Plan. Active employee balances will be distributed following the completion of a 12 month waiting period.

Severance Benefits and Change in Control Provisions

We currently maintain employment agreements with our named executive officers to help ensure the retention of our executive officers in a competitive marketplace. Pursuant to the Plan of Reorganization, with the support of substantial majorities the Company’s creditors and the confirmation of the Bankruptcy Court, following the Effective Date, our employment agreements with the named executive officers were assumed by the Company. These agreements are described in more detail below. Please read “—Summary Compensation—Employment Agreements.” These agreements provide for severance compensation to be paid if the employment of the named executive officer is terminated under certain conditions, such as a change in control or termination without cause, each as defined in the agreements.

The employment agreements between us and our named executive officers and the related severance provisions are designed to meet the following objectives:

•	Change in Control. In certain scenarios, the potential to merge with or be acquired by another company may be in the best interest of our stockholders. We have agreed to provide severance compensation to our named executive officers if employment is terminated or the executive resigns with good reason following a change in control transaction in recognition of the fact that our named executive officers may take actions in the best interest of our stockholders that ultimately lead to their departure from the Company. Pursuant to the Plan of Reorganization, the consummation of the Plan of Reorganization constituted a “change in control” under each outstanding employment agreement.

•	Termination without Cause. If we terminate any of our named executive officers’ employment without cause, we will pay certain compensation and other benefits to the terminated named executive officer. We believe this arrangement is appropriate because it is consistent with the triggering events and associated payments found in employment agreements of companies that we compete against for executive-level talent. We also believe it is beneficial for us and our named executive officers to have a mutually agreed upon severance package in place prior to any termination event, which we believe provides us with more flexibility to make a change in senior management if such a change is in our and our stockholders’ best interest.

Elements of Named Executive Officer 2016 Compensation Established Following the Effective Date

Following the Effective Date, the employee compensation and benefits programs, including base salaries, the performance incentive program, and other compensation arrangements were assumed and continued through year-end in accordance with the terms of the Plan of Reorganization. Please see, “—2016 Executive Compensation Program Objective and Process—Introduction.” Based on the Company’s performance, the final incentive payments reflected a combined total annual incentive performance score of at 133% of target, reduced from a performance score of 138% due to the potential severity of certain safety incidents notwithstanding the TRIR calculation for 2016. Please see, “—Elements of Named Executive Officer 2016 Compensation Established by the Pre-emergence Compensation Committee.”

Emergence Long-Term Incentive Grants

Following the Effective Date, in consultation with A&M, as detailed further below, the Board of Directors approved the grant of emergence long-term incentives to our named executive officers, for the purpose of immediately aligning executives’ interests with those of the Company’s new stockholders and incentivizing and supporting the retention of key personnel. These grants were made pursuant to the employee incentive plan which was approved and implemented pursuant to the Plan of Reorganization as accepted by substantial majorities of all classes of creditors of the Company and confirmed by the Bankruptcy Court.

Compensation Element	Description and Purpose
Restricted stock award	Variable compensation, payable in the form of shares of the Company’s new common stock, vesting in one-third increments on each of the first three anniversaries of the grant date. These awards drive sustainable performance that delivers long-term value to stockholders and reinforces the link between the interest of executives and those of stockholders.
Performance unit award	Variable cash-settled units. These awards motivate our executive officers to achieve future annual business objectives that drive long-term performance. The performance unit awards vest in one-third increments on each of December 31, 2017, 2018 and 2019 based on the Company’s performance relative to the metrics established in each year’s annual incentive scorecard.

The relative weighting of the long-term equity-based incentive element established by the Board of Directors following the Effective Date for the Company’s Chief Executive Officer is 49% and for the Company’s continuing named executive officers is 50%, in each case, based on total reportable compensation for fiscal year 2016 including base salary, target performance incentive, and other compensation arrangements established by the Pre-emergence Compensation Committee. Please see, “—Elements of Named Executive Officer 2016 Compensation Established by the Pre-emergence Compensation Committee.” The performance unit component of the long-term incentive grants made following the Effective Date is not reportable in the Summary Compensation Table until the fiscal year in which it is earned.

We believe these emergence grants are consistent with the long-term incentive grant practices typical of companies emerging from bankruptcy protection based on the proprietary analysis performed by A&M of the Bankruptcy Study Group. Based on data provided to the Compensation Committee by A&M, the total grant value of the emergence grant program represented 36% of the shares available under the employee incentive plan, compared to the median of the Bankruptcy Study Group of 45%, and the allocation of 54% of the emergence grant program to named executive officers was consistent with the allocation median of the Bankruptcy Study Group.

The Company’s emergence long-term incentive program for its named executive officers consisted of approximately 75% restricted stock and 25% cash-settled performance units, with valuations based on the 10-day VWAP of our common stock through October 18, 2016 and $100 per unit, respectively. The grant date fair value of the restricted stock awards is presented in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation in “—Summary Compensation” below. The performance units will be reportable in the summary compensation table in future years based on when they are earned.

Other Executive Compensation Matters

Clawback Policy

The Company maintains a clawback policy that is administered by the Board of Directors. Under the policy, the Company, at the Board’s discretion, may recover incentive compensation that has been erroneously paid in the event of a restatement or misconduct.

Stock Ownership Guidelines

The Company maintains stock ownership guidelines for executive officers and non-employee directors of the Company. The policy generally requires executives to own stock in the Company equal to the following guidelines:

Executive Level	Percentage of Salary Required
Chief Executive Officer	500%
All other Executive Officers within the meaning of the Exchange Act	300%

In addition, non-employee directors are required to own stock equal to 400% of their annual retainer. Our executive officers and non-employee directors have five years to fulfill this requirement from the Effective Date or, if later, the date of their appointment, promotion or election. Until they are in compliance with the guidelines, executive officers and non-employee directors are required to hold a specified amount of net shares associated with equity awards (after tax and/or exercise price) in the following amounts: 60% of net shares issued to the Chief Executive Officer and 50% of net shares issued to other officers and non-employee directors.

Anti-Hedging, Anti-Pledging Policy

The Company maintains a policy that prohibits executives and non-employee directors from entering into agreements in which Company shares are pledged as security for a loan. It also prohibits executives and outside directors from engaging in hedging transactions involving Company stock.

Risk

Our compensation program for executives is not designed to encourage excessive risk taking. In that regard, payouts under the performance incentive program and performance unit plan are capped at 200% of target. In addition, all of our long-term incentives include extended vesting periods.

Tax Treatment of Executive Compensation Decisions

Section 162(m) of the Internal Revenue Code (the “Code”) limits the deductibility of compensation in excess of $1,000,000 paid to our Chief Executive Officer or any of the three other most highly compensated executive officers (other than the chief financial officer), unless the compensation qualifies as “performance-based compensation.” Our Compensation Committee considers the impact of Section 162(m) when making compensation decisions and attempts to preserve the tax deductibility of executive compensation when doing so is consistent with the committee’s overall compensation philosophy and in the Company’s best interest. However, the Compensation Committee may award nondeductible compensation when it believes that such awards are in the Company’s best interest, balancing short term tax efficiency with the Company’s long-term strategic objectives.

Actions Related to 2017 Executive Compensation

Returned to Historic Compensation Mix

For 2017, the Company returned to its historic practice of including long-term incentives among the other elements of its executive compensation program, comprised of grants of restricted stock awards and performance share units.

Annual Incentive Program Scorecard

For 2017, the Compensation Committee continued the use of an annual incentive program premised on pre-established performance metrics. The Compensation Committee adopted a baseline annual incentive performance hurdle of $50 million in Adjusted EBITDA to serve as the prerequisite for funding the bonus pool at maximum opportunity and established the performance metrics that will be used in evaluating company performance and determining annual incentive payments following the end of 2017. The Compensation Committee adopted the performance hurdle to ensure deductibility of the bonus under Section 162(m).

Long-term Incentive

For 2017, the Company made long-term incentive grants comprised of 75% restricted stock awards and 25% performance share unit awards. In connection with transitioning to a mid-year grant program for long-term incentives, the restricted stock awards vest in one-third increments on June 30 of each of 2017, 2018 and 2019 and the performance share units will settle in shares of Company common stock based on the Company’s performance relative to pre-established performance goals for the period beginning January 1, 2017 and ending June 30, 2019.

Peer Group Company Changes

For the purpose of establishing 2017 named executive officer compensation, with the advice of A&M and members of management, the Compensation Committee developed and the Board of Directors approved a new peer group by which to assess competitive levels of compensation. The new peer group will also be used in assessing performance relative to certain 2017 performance goals. In developing the new peer group, consideration was given to primarily industry, annual revenue, asset similarity and market capitalization. The following table presents the changes to the Company’s prior 2015 peer group for 2017.

Peer Comparator	2015 Compensation Peer Group	2017 Peer Group

Cabot Oil & Gas Corporation	X
Carrizo Oil & Gas Inc.		X
Cimarex Energy Co.	X
Concho Resources Inc.	X
Continental Resources, Inc.	X
Denbury Resources Inc.	X
Eclipse Resources Corporation		X
Energen Corporation	X
EP Energy Corporation		X
EQT Corporation	X
Halcon Resources Corporation	X	X
Jones Energy, Inc.		X
Laredo Petroleum Inc		X
Linn Energy, LLC	X
Matador Resources Company		X
Midstates Petroleum Company, Inc.		X
Newfield Exploration Company	X
Oasis Petroleum Inc.	X	X
Pioneer Natural Resources Company	X
QEP Resources, Inc.	X
Range Resources Corporation	X
Sanchez Energy Corporation		X
SM Energy Company	X
Southwestern Energy Company	X
Synergy Resources Corporation		X
Ultra Petroleum Corp.	X
Whiting Petroleum Corporation	X	X
WPX Energy, Inc.	X

401(k) Plan and Nonqualified Deferred Compensation Plan

In December of 2016, we initiated termination of the NQDC Plan. No additional deferrals will be permitted into the plan. Active employee balances will be distributed following the completion of a 12-month waiting period.

Beginning in 2017, the aggregate matching contribution available to our 401(k) retirement plan participants equals 100% of the first 10% of deferred base salary (exclusive of incentive compensation).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Compensation Committee Members

Michael L. Bennett
John V. Genova

SUMMARY COMPENSATION

The following table sets forth the compensation of the named executive officers for each of the fiscal years ended December 31, 2016, 2015 and 2014.

Summary Compensation Table

					Non-Equity
Name and				Stock	Incentive Plan	All Other
Principal Position	Year	Salary	Bonus(e)	Awards(f)	Compensation(g)	Compensation(h)	Total

James D. Bennett	2016	$918,519	$500	$9,279,077	$8,482,027	$144,727	$18,824,850
President and	2015	918,519	1,375,001	6,202,746	1,409,100	219,965	10,125,331
Chief Executive Officer	2014	890,627	-	3,236,626	925,758	335,948	5,388,959

Julian Bott(a)	2016	426,635	-	3,269,775	2,483,503	110,136	6,290,049
Executive Vice President and	2015	161,827	300,000	800,001	535,500	21,326	1,818,654
Chief Financial Officer	2014	-	-	-	-	-	-

John P. Suter(b)	2016	357,168	-	1,767,432	1,031,777	24,298	3,180,675
Executive Vice President and	2015	-	-	-	-	-	-
Chief Operating Officer	2014	-	-	-	-	-	-

Duane Grubert(c)	2016	386,481	-	1,767,432	1,702,661	43,919	3,900,493
Executive Vice President of Investor Relations and Strategy	2015 2014	352,558 -	225,001 -	870,406 -	421,400 -	73,524 -	1,942,890 -

Philip Warman	2016	376,442	-	1,325,586	1,120,565	38,303	2,860,896
Senior Vice President, General Counsel and Corporate Secretary	2015 2014	376,442 376,428	275,000 -	725,812 499,367	366,125 268,015	71,361 105,432	1,814,740 1,249,242

Steven D. Turk(d)	2016	451,731	-	2,651,172	2,749,119	528,316	6,380,338
Former Executive Vice President and	2015	379,038	378,659	1,175,000	608,846	67,091	2,608,634
Chief Operating Officer	2014	-	-	-	-	-	-

(a)	Mr. Bott was appointed Executive Vice President and Chief Financial Officer in August 2015 and was first a named executive officer for 2015.

(b)	Mr. Suter was appointed Executive Vice President and Chief Operating Officer in December 2016 and was first a named executive officer for 2016.

(c)	Mr. Grubert was first a named executive officer for 2015.

(d)	Mr. Turk was appointed Executive Vice President and Chief Operating Officer in March 2015 and was first a named executive officer for 2015. On November 20, 2016, the Company announced the departure of Mr. Turk from his role as Executive Vice President and Chief Operating Officer, effective November 30, 2016, and from the Company, effective December 31, 2016.

(e)	The bonus amounts shown as earned in this column include (i) an award under the Company’s service award program, which recognizes all eligible employees on the fifth anniversary of their employment, made to Mr. Bennett in 2016 and (ii) time-vested supplemental retention awards made to all named executive officers in 2015 comprised of fixed—value cash awards.

(f)	The stock awards shown in this column reflect the aggregate grant date fair value of restricted stock awarded in 2016 and restricted stock, restricted stock units, performance units and performance share units awarded in prior years calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. These amounts do not necessarily correspond to the actual value that will be realized by our named executive officers. On the Effective Date, pursuant to the Plan of Reorganization all equity interests of the Company issued and outstanding immediately prior to the Effective Date, including outstanding restricted stock, restricted stock units, performance units and performance share units shown in this column for 2015 and 2014, were deemed cancelled, discharged and of no force or effect. Refer to the Grants of Plan—Based Awards Table for 2016 for additional information regarding awards of restricted stock made to the named executive officers in 2016. See “—Compensation Discussion and Analysis—Elements of Named Executive Officer 2016 Compensation Established Following the Effective Date—Emergence Long—Term Incentive Grants” for a description of the material features of the awards granted in 2016. The assumptions used by the Company in calculating the amounts related to restricted stock, restricted stock units, performance units and performance share units are incorporated by reference to Note 16 of the consolidated financial statements included in the 2016 Form 10—K.

(g)	The amounts shown in this column represent performance incentive program awards and annual incentive program awards earned in the designated year and paid in the designated year or the following year under the Company’s performance—based incentive programs. See “—Compensation Discussion and Analysis—Elements of Named Executive Officer 2016 Compensation Established by the Pre—emergence Compensation Committee—Performance Incentive Program” for a description of the material features of the 2016 performance incentive program.

(h)	All Other Compensation provided to our named executive officers includes:

Name	Year	Life Insurance Premiums	Company Matching Contributions to 401(k) Plan	Company Matching Contributions to Deferred Comp Plan	Certain Other(i)	Perquisites(ii)	Total

James D. Bennett	2016	$298	$18,000	$126,429	$-	$-	$144,727
	2015	270	18,000	198,267	-	-	219,965
	2014	270	17,500	318,178	-	-	335,948

Julian Bott	2016	298	8,113	-	-	101,725	110,136
	2015	42	4,577	-	-	16,498	21,326
	2014	-	-	-	-	-	-

John P. Suter	2016	298	24,000	-	-	-	24,298
	2015	-	-	-	-	-	-
	2014	-	-	-	-	-	-

Duane Grubert	2016	298	24,000	19,621	-	-	43,919
	2015	270	24,000	47,634	-	-	73,524
	2014	-	-	-	-	-	-

Phil T. Warman	2016	298	18,000	20,005	-	-	38,303
	2015	270	18,000	53,091	-	-	71,361
	2014	270	17,500	87,662	-	-	105,432

Steven D. Turk	2016	270	8,123	-	519,923	-	528,316
	2015	156	4,835	-	-	61,270	67,091
	2014	-	-	-	-	-	-

(i)	The amount reported in this column for Mr. Turk in 2016 includes the amount paid or accrued in connection with his departure from the Company, effective December 31, 2016, including (i) severance in the amount of $468,000, which equals the sum of $450,000 of base salary for one year and an unrestricted lump sum payment of $18,000 in lieu of the reimbursement of premiums paid for continuing health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and (ii) accrued but unused vacation pay in the amount of $51,923.

(ii)	The amount reported for Mr. Bott in 2016 includes relocation benefits comprised of relocation and temporary housing of $100,000, long-term disability premiums of $1,183 and the face value of tickets to sporting events of $542. The amounts reported for Messrs. Bott and Turk in 2015 include relocation benefits comprised of relocation and temporary housing of $16,498 and $57,047, respectively and, for Mr. Turk, the reimbursement of $4,223 for premiums paid for continuing health insurance under COBRA.

Employment Agreements

We currently maintain employment agreements with named executive officers, the material terms of which are described throughout this proxy statement. The Compensation Committee periodically reviews the terms of the agreements, generally focusing on the permitted activities allowed for the named executive officers and the competitiveness, value and adequacy of the severance arrangements. Further, pursuant to the Plan of Reorganization, all employment contracts in place as of the Effective Date were assumed by the Company and the other Reorganized Debtors, as that term is defined by the Plan of Reorganization.

The Company’s employment agreements, which have unlimited terms reflective of the “at will” nature of the employment relationship, provide for (i) an annual base salary of not less than $915,000 for Mr. Bennett, $425,000 for Mr. Bott, $420,000 for Mr. Suter, $350,000 for Mr. Grubert, $375,000 for Mr. Warman and $450,000 for Mr. Turk; (ii) eligibility to participate in the annual incentive program; (iii) eligibility for equity awards under the Company’s incentive plan; and (iv) health and other benefits.

In addition to the terms described above, the employment agreements include provisions governing the payment of severance benefits payable to the named executive officers upon the occurrence of specified events, such as termination of their employment without cause or termination or resignation for good reason following a change in control of the Company. The terms of our equity compensation plan also governs the payments and benefits named executive officers are entitled to in these situations. For a description of these payments, please read “—Potential Payments Upon Termination or Change in Control” below. Further, pursuant to the Plan of Reorganization, the consummation of the Plan of Reorganization constituted a change in control of the Company under the terms of each outstanding employment agreement.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information about each grant of an award made to our named executive officers in 2016.

Grants of Plan-Based Awards for the Year Ended December 31, 2016

								All Other
					Estimated Possible or Future Payouts Under			Stock Awards:
					Non-Equity Incentive Plan Awards ($)			Number

	Type of	Grant	Approval	No. of				of Shares	Grant Date

Name	Award(a)	Date	Date	Units	Threshold	Target	Maximum	of Stock	Fair Value

James D.	PIP	-	-	-	320,563	6,411,263	12,822,525	-	$-
Bennett	RSA	10/19/2016	10/04/2016	-	-	-	-	381,541	9,279,077
	PU	-	-	26,250	-	2,625,000	5,250,000	-	-

Julian	PIP	-	-	-	93,860	1,877,194	3,754,388	-	-
Bott	RSA	10/19/2016	10/04/2016	-	-	-	-	134,448	3,269,755
	PU	-	-	9,250	-	925,000	1,850,000	-	-

John P.	PIP	-	-	-	39,288	785,770	1,571,539	-	-
Suter	RSA	10/19/2016	10/04/2016	-	-	-	-	72,674	1,767,432
	PU	-	-	5,000	-	500,000	1,000,000	-	-

Duane	PIP	-	-	-	64,349	1,286,982	2,573,963	-	-
Grubert	RSA	10/19/2016	10/04/2016	-	-	-	-	72,674	1,767,432
	PU	-	-	5,000	-	500,000	1,000,000	-	-

Philip T.	PIP	-	-	-	42,350	846,995	1,693,989	-	-
Warman	RSA	10/19/2016	10/04/2016	-	-	-	-	54,506	1,325,586
	PU	-	-	3,750	-	375,000	750,000	-	-

Steven D.	PIP	-	-	-	103,898	2,077,963	4,155,925	-	-
Turk	RSA	10/19/2016	10/04/2016	-	-	-	-	109,012	2,651,172
	PU	-	-	7,500	-	750,000	1,500,000	-	-

(a)	PIP, RSA and PU award types refer to the performance incentive program, the emergence restricted stock awards and emergence performance units, respectively.

For a description of the material terms of the awards detailed in the Grants of Plan-Based Awards table, please see “—Compensation Discussion and Analysis—Elements of Named Executive Officer 2016 Compensation Established by the Pre-emergence Compensation Committee—Performance Incentive Program” and “—Compensation Discussion and Analysis Elements of Named Executive Officer 2016 Compensation Established Following the Effective Date—Emergence Long-Term Incentive Grants” above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table reflects all outstanding equity awards held by each of our named executive officers as of December 31, 2016:

Outstanding Equity Awards as of December 31, 2016

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(a)		Market Value of Shares or Units of Stock That Have Not Vested ($)(b)

James D. Bennett	381,541		8,985,291
Julian Bott	134,448		3,166,250
John P. Suter	72,674		1,711,473
Duane Grubert	72,674		1,711,473
Philip T. Warman	54,506		1,283,616
Steven D. Turk	72,675	(c)	1,711,496

(a)	Includes the number of shares of restricted stock granted on October 19, 2016 as part of the emergence long-term incentive grants. By their terms, shares of restricted stock vest in one-third increments on each of the first three anniversaries of the grant date.
(b)	Valuations are based on $23.55 per share, which was the last trading price for a share of our common stock on the NYSE on December 30, 2016.
(c)	Reflects the shares of restricted stock to be accelerated in connection with Mr. Turk’s departure effective December 31, 2016.

OPTION EXERCISES AND STOCK VESTED

The following table reflects the shares of restricted stock and restricted stock units of each of our named executive officers that vested during 2016. No stock options were outstanding or exercised in 2016. On the Effective Date, pursuant to the Plan of Reorganization, performance units and performance share units issued and outstanding immediately prior to the Effective Date, were deemed cancelled, discharged and of no force or effect.

Stock Vested for the Year Ended December 31, 2016

	Stock Awards

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(a)

James D. Bennett	414,502	$15,703
Julian Bott	269,608	2,426
John P. Suter	216,347	2,163
Duane Grubert	32,997	1,122
Philip T. Warman	49,829	1,998
Steven D. Turk	140,450	7,584

(a)	The values realized upon vesting for restricted stock and restricted stock units are based on the last trading price for a share of our common stock on the applicable vesting date for such shares or units.

NONQUALIFIED DEFERRED COMPENSATION

We have maintained the NQDC Plan for the benefit of eligible employees, including all of our named executive officers. Under the NQDC Plan, we made discretionary contributions to the deferred compensation account of each participant. The Board approved matching contributions for the NQDC Plan equal to 100% of employee contributions up to 10% of the employee’s annual cash compensation minus matching contributions made under our 401(k) plan. Prior to 2016, matching contributions were made with shares of our common stock. Beginning in 2016, matching contributions were made in cash. Matching contributions were calculated on behalf of each participant following the end of each calendar quarter.

All matching contributions vest at the rate of 25% per year over the four-year period beginning on the date the employee first participated in the plan. The participant must have been employed on the last day of the plan year in order to be eligible for vesting of matching contributions for that plan year. An active participant of the NQDC Plan shall be fully vested upon the first to occur of the following events: (a) attainment of normal retirement age; (b) death; (c) disability; (d) change in control; or (e) satisfaction of the plan’s vesting requirements.

The maximum employee compensation that could be deferred under our 401(k) plan and the NQDC Plan is a total of 75% of base salary and 75% of cash bonus. Participant contributions to the NQDC Plan are held in a rabbi trust and are adjusted for earnings and losses based on deemed investment choices selected by the participant from the fund selections made available in the plan. We do not provide guaranteed, above-market or preferential earnings on deferred compensation. The available investment choices mirrored the investment choices available under our 401(k) plan.

No in-service distributions are permitted in the plan except upon a change in control of the Company. Upon separation of service for any reason other than retirement, the participant’s balance is paid based on the participant’s election (either lump sum or five equal annual installments) approximately 45 days following the date of the qualifying distribution event and the completion of the 6 month waiting period (for specified employees). In the event the separation of employment is due to retirement after turning age 60, the vested balance is paid to the participant in the manner specified by the participant.

Any assets held in trust to fund future obligations of the NQDC Plan are subject to the claims of creditors in the event of our insolvency or bankruptcy. Participants would have no greater rights than those of an unsecured creditor to receive payment of deferred compensation from the plan. Pursuant to the Plan of Reorganization, all employee compensation and benefits programs, including the NQDC Plan, in place as of the Effective Date, were assumed by the Company and the other Reorganized Debtors, as that term is defined by the Plan of Reorganization.

In December of 2016, we initiated termination of the NQDC Plan. No additional deferrals will be permitted into the plan. Active employee balances will be distributed following the completion of a 12-month waiting period.

The following table sets forth activity under the NQDC Plan for 2016:

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(a)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End(b)

James D. Bennett	$126,429	$126,429	$(32,077)	$-	$1,184,600
Julian Bott	-	-	-	-	-
John P. Suter	-	-	-	-	-
Duane Grubert	19,621	19,621	(516)	-	144,723
Philip T. Warman	20,005	20,005	5,408	-	451,537
Steven D. Turk	-	-	-	-	-

(a)	Matching contributions are made in cash and are included as “All Other Compensation” in the Summary Compensation Table for the 2016 fiscal year.

(b)	The aggregate balance for each officer includes amounts reported as compensation in the Summary Compensation Table for previous years as follows: in 2015, $198,267 for Mr. Bennett, $47,634 for Mr. Grubert and $53,091 for Mr. Warman; in 2014, $318,178 for Mr. Bennett and $97,016 for Mr. Warman.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The employment agreements we currently maintain with our named executive officers, together with our incentive and deferred compensation plans and the agreements governing equity and performance unit awards, provide for specified payments in the event of a termination under certain conditions or a Change in Control (as defined below). The following discussion describes these arrangements with current named executive officers. As noted above, Mr. Turk departed from the Company effective December 31, 2016.

Termination without Cause

The Company may terminate its employment arrangement with its named executive officers at any time without cause. Upon such a termination, the named executive officer is entitled to receive (i) a lump sum payment equal to twelve months base salary in effect on the termination date, (ii) accelerated vesting of all unvested restricted stock and (iii) accelerated vesting of all unvested performance units, provided that the units shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement.

Change in Control

Upon a Change in Control, named executive officers are entitled to receive (i) accelerated vesting of all unvested restricted stock and (ii) accelerated vesting of all unvested performance units and payment based on the unit’s target value.

In the event that employment is terminated within two years of a Change in Control without cause, a named executive officer is entitled to receive a lump sum cash payment in an amount equal to three times, in the case of Messrs. Bennett, Bott and Grubert, or two times, in the case of Messrs. Suter and Warman, his base salary and average annual bonus calculated based on the bonuses paid over the preceding three years. If the foregoing lump sum cash amount is not paid within sixty days after the termination in connection with change in control event, the unpaid amount will bear interest at a rate equal to 12% per annum.

In addition, in the event of a termination in connection with a Change in Control, notwithstanding any provision to the contrary in any option agreement, restricted stock agreement, plan or other agreement relating to equity based compensation, all of the named executive officer’s units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock (collectively, “awards”) will immediately vest. Further, the executive’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for the executive’s termination. To the extent we are unable to provide for one or both of the foregoing rights, we will provide in lieu thereof a lump-sum cash payment equal to the difference between the total value of such awards with the foregoing rights and the total value without the foregoing rights.

In addition, the executive will be entitled to the above-described payments if, within two years of a Change in Control, he resigns for good reason which includes a material diminution in his authority, duties or responsibilities or a material reduction in his then current base salary or other benefits set forth in his employment agreement.

“Change in Control” generally means any one of the following:

(a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company), becoming the beneficial owner (as defined in Rule 13d 3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(b) during any period of 24 consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least two-thirds of the Incumbent Directors will be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act), in each case, other than the Board, which individual, for the avoidance of doubt, shall not be deemed to be an Incumbent Director for purposes of this Section 10.2(b), regardless of whether such individual was approved by a vote of at least two-thirds of the Incumbent Directors;

(c) consummation of a reorganization, merger, consolidation or other business combination (any of the foregoing, a “Business Combination”) of the Company or any direct or indirect subsidiary of the Company with any other corporation, in any case with respect to which the Company voting securities outstanding immediately prior to such Business Combination do not, immediately following such Business Combination, continue to represent (either by remaining outstanding or being converted into voting securities of the Company or any ultimate parent thereof) more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the Company (or its successor) or any ultimate parent thereof after the Business Combination; or

(d) a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Termination for Cause

Pursuant to the employment agreements in effect on December 31, 2016, if a named executive officer is terminated for cause, neither the Company nor the executive has any further obligations except for those expressly surviving termination of employment. Upon such a termination after a named executive officer attains the age of 60, the executive will be eligible for immediate vesting of unvested Company matching contributions under the 401(k) Plan.

Voluntary Termination by Executive/Retirement

Pursuant to the employment agreements in effect on December 31, 2016, if a named executive officer voluntarily terminates his employment, neither the Company nor the executive has any further obligations except for those expressly surviving termination of employment. Upon retirement after the attainment of age 60, a named executive officer will be eligible for immediate vesting of unvested Company matching contributions under the 401(k) Plan.

Termination due to Death or Disability

Pursuant to the employment agreements in effect on December 31, 2016, if a named executive officer suffers from a continuous physical or mental condition for a period of six months that constitutes a disability under the Company’s Long Term Disability policy, the executive’s employment may be terminated by the Company. Upon a termination due to death or disability, the named executive officer or his estate is entitled to receive (i) a lump sum payment equal to twelve months base salary in effect on the termination date, reduced by benefits payable under disability plans provided by the Company, (ii) accelerated vesting of all unvested restricted stock, (iii) accelerated vesting of all unvested performance units, provided that such units shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement and (iv) immediate vesting of unvested Company matching contributions under the 401(k) Plan.

Payment Conditions

The right to severance compensation is subject to the named executive officer’s execution of a severance agreement and general release, which operates as a release of all legally waivable claims against the Company and its affiliates, employees and directors. The employment agreements in effect on December 31, 2016 also provide for a 12 month non-solicitation and non-interference period after termination of employment during which the executive agrees not to solicit employees and customers or conduct activities likely to be competitive with the business of the Company. The employment agreements also subject the executive to certain confidentiality obligations. Termination payments are further conditioned upon the executive’s compliance with all such post-employment obligations.

If any amount payable to the executive under the executive’s employment agreement or otherwise would constitute a “parachute payment” within the meaning of Section 280G of the Code and, but for the terms of the agreement, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the executive’s payments under the agreement will be reduced to the greatest amount that would not be subject to the Excise Tax if, after taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, the executive would retain a greater amount on an after-tax basis following such reduction.

Summary of Potential Payments upon Termination or Change in Control

The following table presents our reasonable estimate of the benefits that would have been payable to our named executive officers under their employment agreements assuming that each triggering event took place on December 31, 2016. While we have made reasonable assumptions regarding the amounts, there can be no assurance that the named executive officers would have received the amounts reflected below in the event of an actual termination of employment.

Name	Termination Other Than For Cause(a)	Voluntary Termination By Executive / Retirement(b)	Termination in Connection with a Change in Control(c)	Termination Due to Death or Disability(d)

James D. Bennett	$12,528,810	$-	$26,558,234	$12,528,810
Julian Bott	4,517,885	-	10,349,660	4,528,579
John P. Suter	2,631,473	-	5,115,027	2,654,200
Duane M. Grubert	2,597,954	-	6,894,509	2,609,724
Philip T. Warman	2,035,058	-	3,764,637	2,035,058

(a)	Amount includes (i) each officer’s base salary for 12 months; (ii) the value of the officer’s unvested restricted stock held as of December 31, 2016, based on $23.55 per share, which was the last trading price on December 30, 2016; and (iii) the value at target of the officer’s unvested performance unit awards granted in 2016.

(b)	Amount includes (i) three times, in the case of Messrs. Bennett, Bott and Grubert, or two times, in the case of Messrs. Suter and Warman, the sum of their respective base salary and average bonus and performance incentive paid for the last three years; (ii) the value of the officer’s unvested restricted stock held as of December 31, 2016, based on $23.55 per share, which was the last trading price on December 30, 2016; and (iii) the value at target of the officer’s unvested performance unit awards granted in 2016.

(c)	Amount includes (i) each officer’s base salary for 12 months; (ii) the value of the officer’s unvested restricted stock held as of December 31, 2016, based on $23.55 per share, which was the last trading price on December 30, 2016; (iii) the value at target of the officer’s unvested performance unit awards granted in 2016; and (iv) the value of the unvested matching contributions under the Company’s 401(k) Plan.

PROPOSAL NO. 3 APPROVAL, IN A NON-BINDING VOTE, OF THE COMPENSATION PROVIDED TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires a public company, such as SandRidge, to permit its stockholders to cast a non-binding advisory vote on the company’s executive compensation, as disclosed pursuant to the SEC’s executive compensation disclosure rules. Accordingly, the Company is providing stockholders the opportunity to cast a non-binding advisory vote at the Annual Meeting on the compensation of the Company’s named executive officers through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED.”

As discussed in the Compensation Discussion and Analysis above, SandRidge believes that its executive compensation and compensation practices and policies are reasonable in comparison to its peer group of companies, are focused on pay-for-performance principles, are strongly aligned with the long-term interest of stockholders and succeed in attracting, retaining and motivating experienced, highly-qualified executives who have been critical to SandRidge’s success and the enhancement of stockholder value. The Board of Directors believes that the Company’s commitment to these responsible compensation practices justifies a vote by the stockholders FOR the proposal above.

Because this vote is advisory, it will not be binding on, overrule any decision made or create or imply any additional fiduciary duty by the Board of Directors. The Company recognizes that stockholders have a fundamental interest in the Company’s executive compensation practices. Thus, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION PROVIDED TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4 RECOMMEND, IN A NON-BINDING VOTE, WHETHER A NON-BINDING STOCKHOLDER VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SHOULD OCCUR EVERY ONE, TWO OR THREE YEARS

Section 14A of the Exchange Act requires a public company, such as SandRidge, to permit its stockholders to cast a non-binding advisory vote once every six years to determine whether advisory votes on executive compensation should be held every one, two or three years. Accordingly, the Company is providing stockholders the opportunity to cast a non-binding advisory vote at the Annual Meeting.

We last held our advisory vote on the frequency of advisory votes on executive compensation in 2011. Because a majority of votes cast expressed a preference for conducting a say-on-pay vote every three years, the Board initially determined to submit executive compensation for stockholder consideration triennially. However, in 2013, the Compensation Committee recommended, and the Board approved, an annual say-on-pay vote beginning at the Company’s 2014 annual meeting of stockholders. The Board believes that conducting future advisory votes on executive compensation every year is consistent with our executive compensation programs and will facilitate meaningful stockholder feedback on executive compensation matters.

In voting on this resolution, each stockholder should mark its proxy for “ONE YEAR,” “TWO YEARS,” or “THREE YEARS” based on the stockholder’s preference on how often an advisory vote on executive compensation should be held or “ABSTAIN” if the stockholder has no preference.

Because this vote is advisory, it will not be binding on, overrule any decision made or create or imply any additional fiduciary duty by the Board of Directors. The Company recognizes that stockholders have a fundamental interest in the mechanisms available to them for providing direct feedback to the Company on its executive compensation practices. Thus, the Compensation Committee may take into account the outcome of the vote when considering the frequency of stockholder advisory votes on executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF HOLDING AN ADVISORY VOTE ON COMPENSATION PROVIDED TO THE COMPANY’S NAMED EXECUTIVE OFFICERS EVERY “ONE YEAR.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned as of April 20, 2017, by (1) those persons or any group (as that term is used in Section 13(d)(3) of the Exchange Act) known to beneficially own more than 5% of the outstanding shares of our common stock, (2) each named executive officer and director of the Company, and (3) all directors and executive officers of the Company as a group. For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The following percentage information is calculated based on 35,854,684 shares of common stock that were outstanding as of April 20, 2017, plus any shares that may be acquired by each stockholder by June 19, 2017. Except as indicated below, the stockholders listed possess sole voting and dispositive power with respect to the shares beneficially owned by that person.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
James D. Bennett	601,399	1.68%
Julian Bott	189,704	*
John P. Suter	128,840	*
Duane M. Grubert	113,426	*
Philip T. Warman	75,401	*
Steven D. Turk(1)	72,675	*
Michael L. Bennett	13,527	*
John V. Genova	10,901	*
William M. Griffin, Jr.	8,527	*
David J. Kornder	9,254	*
Guggenheim Capital(2)	4,256,428	11.87%
Tyrus Capital S.A.M. / Tony Chedraoui(3)	3,586,964	10.00%
Blackstone / GSO(4)	2,110,577	5.89%
Fir Tree Inc.(5)	2,088,723	5.77%
All directors and executive officers as a group	1,289,768	3.60%

*	Less than 1%

(1)	Reflects the shares of restricted stock to be accelerated in connection with Mr. Turk’s departure effective December 31, 2016.

(2)

According to a Schedule 13G/A filed with the SEC on March 10, 2017, the shares of common stock listed in the table above are beneficially owned by Guggenheim Capital, LLC, Guggenheim Partners, LLC, GI Holdco II LLC, GI Holdco LLC, Guggenheim Partners Investment Management Holdings, LLC, and Guggenheim Partners Investment Management, LLC (“GPIM”), each a Delaware limited liability company, which amount includes (i) 4,243,567 shares of common stock, 4,177,048 of which are directly beneficially owned by GPIM; (ii) 9,052 additional shares of common stock obtainable upon exercise of the Company’s Series A

Warrants, 8,564 of which are directly beneficially owned by GPIM; and (iii) 3,809 additional shares of common stock obtainable upon exercise of the Company’s Series B Warrants, 3,604 of which are directly beneficially owned by GPIM. The address of each of Guggenheim Capital, LLC and Guggenheim Partners, LLC is 227 West Monroe Street, Chicago, IL 60606. The address of each of GI Holdco II LLC, GI Holdco LLC and Guggenheim Partners Investment Management Holdings, LLC is 330 Madison Avenue, New York, NY 10017. The address of Guggenheim Partners Investment Management, LLC is 100 Wilshire Boulevard, 5th Floor, Santa Monica, CA 90401.

(3)	According to a Schedule 13G/A filed with the SEC on February 14, 2017, the shares of common stock listed in the table above are beneficially owned by Tyrus Capital S.A.M. (“Tyrus S.A.M.”) and Mr. Tony Chedraoui (“Mr. Chedraoui”), held for Tyrus Capital Event Master Fund Limited, a Cayman Islands exempted company (“Tyrus Ltd.”); TC Five Limited, a Cayman Islands exempted company (“TC Ltd.”); and Tyrus Capital Event S.à r.l., a Société à responsabilité limitée incorporated in Luxembourg (“Tyrus S.à r.l.”). Tyrus S.A.M. serves as investment manager to each of Tyrus Ltd. and TC Ltd., and as investment manager and adviser to Tyrus S.à r.l. Mr. Chedraoui is Chief Investment Officer and control person of Tyrus S.A.M. The amount includes (i) 2,188,426 shares of common stock held for the account of Tyrus Ltd., (ii) 918,793 shares of common stock, 14,753 shares which may be obtained upon exercise of Series A Warrants, and 6,211 shares which may be obtained upon exercise of Series B Warrants held for the account of TC Ltd, and (iii) 493,046 shares of common stock held for the account of Tyrus S.à r.l. The principal business address of each of Tyrus S.A.M. and Mr. Chedraoui is 4 Avenue Roqueville, Monaco, MC 98000.

(4)	According to a Schedule 13G/A filed with the SEC on February 14, 2017, the shares of common stock listed in the table above are beneficially owned by (i) Blackstone / GSO Strategic Credit Fund, which is a Delaware statutory trust, (ii) Blackstone / GSO Long-Short Credit Income Fund, which is a Delaware statutory trust (Blackstone / GSO Strategic Credit Fund and Blackstone / GSO Long-Short Credit Income Fund, collectively, the “GSO Funds”), (iii) GSO / Blackstone Debt Funds Management LLC, which is a Delaware limited liability company, (iv) GSO Capital Partners LP, which is a Delaware limited partnership (collectively with GSO / Blackstone Debt Funds Management LLC and the GSO Funds, the “GSO Entities”), (v) Bennett J. Goodman and J. Albert Smith III, each of whom is a citizen of the United States of America (collectively, the “GSO Executives”), (vi) GSO Advisor Holdings L.L.C., which is a Delaware limited liability company, (vii) Blackstone Holdings I L.P., which is a Delaware limited partnership, (viii) Blackstone Holdings I/II GP Inc., which is a Delaware corporation, (ix) The Blackstone Group L.P., which is a Delaware limited partnership, and (x) Blackstone Group Management L.L.C., which is a Delaware limited liability company (collectively, the “Blackstone Entities”), (xi) Stephen A. Schwarzman, who is a citizen of the United States of America, (xii) FS Energy and Power Fund, a Delaware statutory trust (“FSEP”), (xiii) Berwyn Funding LLC, a Delaware limited liability company, (xiv) Bryn Mawr Funding LLC, a Delaware limited liability company, (xv) FS Investment Corporation, a Maryland corporation (“FSIC”), (xvi) FS Investment Corporation II, a Maryland corporation (“FSIC II”), (xvii) Burholme Funding LLC, a Delaware limited liability company, (xviii) FS Investment Corporation III, a Maryland corporation (“FSIC III” and, together with FSEP, FSIC, FSIC II, Berwyn Funding LLC, Bryn Mawr Funding LLC and Burholme Funding LLC, the “FS Funds”), (xix) FS Investment Advisor, LLC, a Delaware limited liability company, (xx) FB Income Advisor LLC, a Delaware limited liability company, (xxi) FSIC II Advisor, LLC, a Delaware limited liability company, and (xxii) FSIC III Advisor, LLC, a Delaware limited liability company (FS Investment Advisor, LLC, FB Income Advisor LLC, FSIC II Advisor, LLC, FSIC III Advisor, LLC and the FS Funds, collectively, the “FS Entities”), and (xxiii) Michael C. Forman, Gerald F. Stahlecker, Zachary Klehr and Sean Coleman, each of whom is a citizen of the United States of America (collectively, the “FS Persons”). The principal business address of each of the GSO Entities and GSO Executives is c/o GSO Capital Partners LP, 345 Park Avenue, New York, New York 10154. The principal business address of each of the Blackstone Entities and Mr. Schwarzman is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154. The principal business address of each of the FS Entities and the FS Persons is 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112.

(5)	According to a Schedule 13G filed with the SEC on February 9, 2017, the shares of common stock listed in the table above are beneficially owned by Fir Tree Inc., a New York corporation (“Fir Tree”), relating to shares of common stock purchased by certain private-pooled investment vehicles for which Fir Tree serves as the investment manager (the “Funds”). Such amount includes 332,587 shares which may be obtained upon exercise of warrants held by the Funds. Fir Tree is the investment manager of the Funds, and has been granted investment discretion over portfolio investments, including the shares of the Company’s common stock held by the Funds. The principal business address of Fir Tree Inc. is 55 West 46th Street, 29th Floor, New York, New York 10036.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of the outstanding shares of our common stock to file reports of ownership and changes in ownership concerning their shares of our common stock with the SEC and to furnish us with copies of all Section 16(a) forms they file. We are required to disclose delinquent filings of reports by such persons.

Based solely on the copies of such reports and amendments thereto received by us, or written representations that no filings were required, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors and 10% stockholders were met for the fiscal year ended December 31, 2016.

GENERAL INFORMATION

STOCKHOLDER PROPOSALS AND NOMINATIONS

A stockholder who wants to make a proposal or nominate a person for membership on the Board of Directors at an annual meeting of stockholders must comply with the applicable requirements of the SEC and our Bylaws. Under our Bylaws, a notice of intent of a stockholder to bring any matter before the 2018 annual meeting of stockholders (other than a proposal or nomination intended to be included in our proxy statement) shall be made in writing and received by our Corporate Secretary neither later than the close of business on April 16, 2018 nor earlier than the close of business on March 17, 2018 in order to be considered timely. Every such notice by a stockholder shall set forth the information required under Section 2.9 of our Bylaws. In addition to the information included in such stockholder’s notice, we may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company. All stockholder proposals should be sent to our Corporate Secretary at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102.

A stockholder proposal or nomination submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be included in our proxy statement relating to the 2018 annual meeting must be received no later than December 27, 2017.

OTHER MATTERS

The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournments of the meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

Proxies are solicited to give all stockholders an opportunity to vote on matters properly presented at the Annual Meeting. We will pay the entire cost of the solicitation. We will reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them for sending proxy materials to beneficial owners of our common stock. Further, proxies may be solicited in person, or by telephone, facsimile transmission or other means of electronic communication, by our directors, officers or other employees, but such persons will not receive any special compensation for such services.

ANNUAL REPORTS

Our Annual Report to Stockholders for the year ended December 31, 2016, including audited financial statements, accompanies this Proxy Statement. The Annual Report to Stockholders is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 is available on our website at http://www.sandridgeenergy.com. In addition, we will provide a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 without charge to any stockholder making written request to SandRidge Energy, Inc., 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, Attention: Corporate Secretary.

By Order of the Board of Directors,

ANNEX

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is a non-GAAP financial measure. The Company defines EBITDA as net loss before income tax expense, interest expense and depreciation, depletion and amortization and accretion of asset retirement obligations. Adjusted EBITDA, as presented herein, is EBITDA excluding asset impairment, interest income, loss (gain) on derivative contracts net of cash received upon settlement of derivative contracts, loss on settlement of contract, loss (gain) on sale of assets, legal settlements, severance, oil field services – exit costs, gain on extinguishment of debt, restructuring costs, reorganization items and other various items (including non-cash portion of noncontrolling interest and stock based compensation).

Adjusted EBITDA is a supplemental financial measure used by the Company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. The Company also uses this measure because adjusted EBITDA relates to the timing of cash receipts and disbursements that the Company may not control and may not relate to the period in which the operating activities occurred. Further, adjusted EBITDA allows the Company to compare its operating performance and return on capital with those of other companies without regard to financing methods and capital structure. Adjusted EBITDA should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (“GAAP”). Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, the Company’s adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

The table below reconciles Net Income (Loss) to Adjusted EBITDA for the year ended December 31, 2016 (in thousands).

				Successor		Predecessor
		Combined Year Ended December 31, 2016		Period from October 2, 2016 through December 31, 2016		Period from January 1, 2016 through October 1, 2016
		(in thousands)
Net income (loss)	$	1,106,815	$	(333,982)	$	1,440,797

Adjusted for
Income tax expense		20		9		11
Interest expense		129,107		1,590		127,517
Depreciation and amortization - other		25,245		3,922		21,323
Depreciation and depletion - oil and natural gas		120,584		33,971		86,613
Accretion of asset retirement obligations		6,455		2,090		4,365
EBITDA		1,388,226		(292,400)		1,680,626

Asset impairment		1,037,281		319,087		718,194
Interest income		(2,636)		(1,218)		(1,418)
Stock-based compensation		6,257		1,966		4,291
Loss on derivative contracts		30,475		25,652		4,823
Cash received upon settlement of derivative contracts(1)		80,306		13,455		66,851
Loss on settlement of contract		90,184		-		90,184
(Gain) loss on sale of assets		(2,481)		313		(2,794)
Severance		29,875		12,334		17,541
Oil field services - exit costs		2,428		-		2,428
Gain on extinguishment of debt		(41,179)				(41,179)
Restructuring costs		23,669		4,804		18,865
Gain on reorganization items, net		(2,430,599)		-		(2,430,599)
Employee incentive and retention		22,984		2,843		20,141
Other		3,277		(15,755)		19,032
Adjusted EBITDA	$	238,067	$	71,081	$	166,986

(1)	Excludes amounts received upon early settlement of contracts.

A-1

SANDRIDGE ENERGY, INC. ATTN: DUSTIN CRAWFORD 123 ROBERT S. KERR AVE. OKLAHOMA CITY, OK 73102-6406

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
Nominees
			For	Against	Abstain
1A 1B 1C 1D 1E	James D. Bennett Michael L. Bennett John V. Genova William M. Griffin, Jr. David J. Kornder		☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐
								For	Against	Abstain
						3. Approve, in a non-binding vote, the compensation provided to the Company’s named executive officers.		☐	☐	☐
						The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain
						4. Recommend, in a non-binding vote, whether a non-binding stockholder vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2. and 3.:			For	Against	Abstain	NOTE: In their discretion, upon any other matters that may properly come before the meeting or any adjournment thereof.
2.	Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.		☐	☐	☐
For address change/comments, mark here. (see reverse for instructions)			Yes	No	☐
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com

SANDRIDGE ENERGY, INC.

Annual Meeting of Stockholders

June 15, 2017 9:00 a.m.

This proxy is solicited by the Board of Directors

For Registered Stockholders: The undersigned hereby appoints James D. Bennett and Philip T. Warman and each of them with full power of substitution, proxy to represent and vote all shares of Common Stock of SandRidge Energy, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Stockholders to be held on Thursday, June 15, 2017, at 9:00 a.m. local time, and at any adjournment thereof, as stated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

   Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side